As filed with the Securities and Exchange Commission on January 8, 2004
                            File No. 333-__________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Procera Networks, Inc.
                         ------------------------------
                 (Name of small business issuer in its charter)


           Nevada                       000-49862                33-0974674
(State or other jurisdiction           (Commission            (IRS Employer of
incorporation or organization)         File Number)          Identification No.)


                         3175 South Winchester Boulevard
                           Campbell, California 95008
                                 (408) 874-4675

                           --------------------------
(Address and telephone number of principal executive offices and principal place of business)

                                Douglas J. Glader
                                    President
                             Procera Networks, Inc.
                         3175 South Winchester Boulevard
                           Campbell, California  95008
                                 (408) 874-4675

            (Name, address and telephone number of agent for service)

                                   Copies to:
                             James C. Chapman, Esq.
                             Michael H. Irvine, Esq.
                            Silicon Valley Law Group
                             152 North Third Street
                                    Suite 900
                           San Jose, California 95112
                                 (408) 286-6100
                           Telecopier: (408) 286-1400


Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
Title of each class               Amount to be           Proposed         Proposed maximum        Amount of
of securities to be                registered        maximum offering    aggregate offering    registration fee
registered                                            price per unit           price
-----------------------------  -------------------  ------------------  --------------------  ------------------
COMMON STOCK, $.001 PAR VALUE    10,222,928 shares  $         3.00 (1)  $  30,668,784.00 (1)  $     2,481.10 (1)
-----------------------------  -------------------  ------------------  --------------------  ------------------
TOTAL                            10,222,928 shares  $         3.00 (1)  $  30,668,784.00 (1)  $     2,481.10 (1)
-----------------------------  -------------------  ------------------  --------------------  ------------------

(1)   Calculated in accordance with Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE  INFORMATION  IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     Subject to Completion, January 8, 2004

                                     [Logo]

                                10,222,928 Shares
                                  Common Stock

     This prospectus covers the resale by selling stockholders of up to 10,222,928 shares of our common stock, $0.001 par value. The selling stockholders are offering:

     6,707,377 shares of common stock, and

     3,515,551 shares of common stock underlying the warrants issued in conjunction with our December 2003 private placement.

     These securities are more fully described in the section of this prospectus titled "Description of Securities".

     The selling stockholders will sell their shares of common stock in accordance with the terms described in the section of this prospectus titled "Plan of Distribution". Except for proceeds, if any, received in connection with the exercise of warrants, we will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     Our common stock is listed on the Over-The-Counter Bulletin Board. Our trading symbol is "PRNW."

AN  INVESTMENT  IN  OUR  SECURITIES  INVOLVES  A HIGH DEGREE OF RISK. YOU SHOULD
PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             PROCERA NETWORKS, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Prospectus Summary                                                           5
Risk Factors                                                                 7
Forward Looking Statements                                                   19
Use of Proceeds                                                              20
Market for Common Equity and Related Stockholder Matters                     20
Dividend Policy                                                              20
Capitalization                                                               21
Selected Financial Data                                                      21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                  22
Business                                                                     24
Management                                                                   30
Certain Relationships and Related Transactions                               34
Principal Stockholders                                                       34
Selling Stockholders                                                         36
Description of Securities                                                    39
Plan of Distribution                                                         41
Changes in and Disagreements with Accountants on Accounting and Financial
  Disclosures                                                                42
Legal Matters                                                                43
Experts                                                                      44
Where You Can Find Additional Information                                    44
Financial Statements                                                         45

     Procera and our logo are trademarks of Procera Networks, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page 45. When we refer in this prospectus to the "Company," "we," "us," and "our," we mean Procera Networks, Inc., a Nevada corporation. This prospectus contains forward-looking statements and information relating to Procera Networks, Inc. See Forward Looking Statements on page 19.

                                   OUR COMPANY

     We are Procera Networks, Inc., a Nevada corporation formed in July 2001. We have developed the first hardware-based, scalable, Layer 7 switching and network management system that operates at full wire speed, enabling the full Layer 7 packet processing to be integrated with switching and routing without materially degrading network speed or latency. Our products enable the computer network to manage information in a more sophisticated manner, thereby increasing employee and computer network efficiency and substantially reducing the costs of network expansion. Our hardware solution presents an affordable opportunity for medium and small-sized enterprises to more efficiently manage their networks on an individual, end-user basis in order to: (i) increase efficiency of the computer network, (ii) eliminate legal liability issues stemming from employees' use of company-provided computer networks for non-business purposes, and (iii) simplify the increasing demands on corporations to comply with new laws regarding data storage and email archiving.

     Our principal executive offices are located at 3175 South Winchester Boulevard, Campbell, California, 95008. Our telephone number is (408) 874-4675. The address of our website is www.proceranetworks.com. Information on our website is not part of this prospectus.

                                      THE OFFERING

Common Stock offered by the selling stockholders            10,222,928 shares.

Common Stock to be outstanding after this Offering          22,622,156 shares

OTC Bulletin Board Trading Symbol                   PRNW

Use of Proceeds                                     We  will  receive  no  proceeds from
                                                    the  sale  of shares of common stock
                                                    in  this offering.  However, we will
                                                    receive  proceeds  from any exercise
                                                    of warrants by the selling


                                        5

                                                    stockholders.  We  expect to use the
                                                    proceeds  received from the exercise
                                                    of the warrants, if any, for working
                                                    capital  and other general purposes.

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 7.

                                  RISK FACTORS


     Any of the following risks could materially and adversely affect our business, financial condition, or operating results and could negatively impact the value of our common stock.


     WE ARE AN EARLY STAGE COMPANY AND THE PRODUCT OF A RECENT MERGER, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

     We were formed as a result of a merger of two separate companies, Procera Networks, Inc., a Delaware corporation ("PNI") and Zowcom, Inc., a Nevada corporation ("Zowcom"), in October 2003, and to date have only one fiscal quarter of combined operations. In addition, both Zowcom and PNI had only a limited operating history prior to the merger. Therefore, we have only a limited operating history upon which you can evaluate our business and prospects, and we have yet to develop sufficient experience regarding actual revenues to be received from our combined operations.

     We have only recently launched many of the products and services described herein and therefore are a start-up company. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

     WE EXPECT LOSSES FOR THE FORSEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

     We will continue to incur losses from operations for the foreseeable future. These losses will result primarily from costs related to product development and substantial sales and marketing expenses. In addition, we plan to invest heavily in marketing and promotion, to hire additional employees, and to enhance our network content and management technologies. We believe these expenditures are necessary to build and maintain hardware and software technology and to penetrate the markets for our products. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability.

     IF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART IS NOT DECLARED EFFECTIVE BY JUNE 6, 2004, WE WILL NOT RECEIVE THE SECOND TRANCHE OF FUNDING FROM OUR DECEMBER 2003 PRIVATE PLACEMENT.

     The shares registered for resale in the registration statement of which this prospectus forms a part include shares to be issued to certain of the selling stockholders upon the exercise of special warrants (the "Special Warrants") on the effective date of the registration statement. Under the terms of the Special Warrants, the form of which is included as an exhibit to the registration statement, the investors from the December 2003 private placement are committed to purchasing an aggregate of 1,086,250 shares of our common stock at $2.00 per share, provided that the registration statement is declared effective by the Securities and Exchange Commission ("SEC") on or before June 6, 2004. Provided that the registration statement is declared effective by the SEC on or before June 6, 2004, those investors will also receive warrants (the "Warrants") to purchase an aggregate of 1,086,250 additional shares of common stock at an exercise price of $2.00 per share. In the event that the registration statement is not declared effective on or before June 6, 2004, the selling stockholders will not be obligated to exercise the Special Warrants and we will not receive the proceeds therefrom. The loss of these proceeds could have a material adverse impact on our financial condition and business prospects.

     WE MAY NEED FURTHER CAPITAL.

     Based on current reserves and anticipated cash flow from operations, and assuming we receive the proceeds from the Special Warrants, we currently anticipate that the available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for 12 months. Thereafter, we will need to raise additional funds. If any of our assumptions is incorrect, we may need to raise capital before the end of 12 months. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.

     YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE.

     We are authorized to issue up to 50,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders. At December 31, 2003, there were 22,622,156 shares of common stock outstanding, and warrants to purchase 5,165,551 shares of common stock outstanding, whose exercise could have a substantial dilutive effect on the common stock held at the time of conversion. The designation and issuance of series of preferred stock in the future would create additional securities that would have dividend and liquidation preferences over our common stock.

     COMPETITION FOR EXPERIENCED PERSONNEL IS INTENSE AND OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY INTERRUPT OUR BUSINESS OPERATIONS.

     Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group subsequent to our recent merger. Given our early stage of development, we are dependent on our ability to attract, retain and motivate high caliber key personnel. We have recently expanded our sales force, and we are actively searching for systems engineers, research and development engineers and sales and marketing personnel, all of whom are in short supply. We currently have a small indirect channel partner and end-user service and support organization and will need to increase our staff to support new indirect channel partners and end users and the expanding needs of existing indirect channel partners and end users. Additionally, we rely on qualified systems engineers and service and support personnel to provide pre- and post-sales technical support for our products. Competition for qualified personnel in the networking industry, including systems engineers, sales and service and support personnel, is intense, and we may not be successful in attracting and retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these key positions and it may become increasingly difficult to hire such persons. Our business will suffer if we encounter delays in hiring these additional personnel.

     Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, particularly Douglas J. Glader, our Chief Executive Officer. The loss of the services of any of our executive officers or key employees could materially and adversely affect our business. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. Competitors and others have in the past and may in the future attempt to recruit our employees. We do not have employment contracts with any of our personnel.

     WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES IN OUR MARKET SECTOR WHO ARE SUBSTANTIALLY LARGER AND MORE ESTABLISHED AND HAVE SIGNIFICANTLY GREATER RESOURCES THAN OUR COMPANY.

     We compete in a new, rapidly evolving and highly competitive sector of the networking technology market. We expect competition to persist and intensify in the future from a number of different sources. Increased competition could result in reduced prices and gross margins for our products and could require increased spending by us on research and development, sales and marketing and customer support, any of which could harm our business. We compete with Cisco Systems, Inc., Packeteer, Inc., Foundry Networks, Inc. and Extreme Networks, Inc., all of which sell products incorporating competing technologies. We also compete with several small private companies that utilize competing technologies to provide bandwidth management. In addition, our products and technology compete for information technology budget allocations with products that offer monitoring capabilities, such as probes and related software. Lastly, we face indirect competition from companies that offer enterprises and service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, which may lessen or delay the need for bandwidth management solutions.

     Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. We have encountered, and expect to encounter, customers who are extremely confident in and committed to the product offerings of our competitors. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the bandwidth management solutions market, we also expect that other companies may enter our market with alternative products and technologies, which could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. If any technology that is competing with ours is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would harm our business.

     THE PROCERA FAMILY OF PRODUCTS IS CURRENTLY OUR ONLY SUITE OF PRODUCTS, AND ALL OF OUR CURRENT REVENUES AND A SIGNIFICANT PORTION OF OUR FUTURE GROWTH DEPENDS ON THEIR COMMERCIAL SUCCESS.

     All of our current revenues and a significant portion of our future growth depend on the commercial success of our family of products, which are the only products that we currently offer. If our target customers do not widely adopt, purchase and successfully deploy the Procera switching family of products, our revenues will not grow significantly.

     THE MARKET IN WHICH WE COMPETE IS SUBJECT TO RAPID TECHNOLOGICAL PROGRESS AND TO COMPETE WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

     The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards. If we do not regularly introduce new products in this dynamic environment, our product lines will become obsolete. Developments in routers and routing software could also significantly reduce demand for our products. Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture. We cannot assure you that our technological approach will achieve broad market acceptance or that other technologies or devices will not supplant our own products and technology.

     IF THE BANDWIDTH MANAGEMENT SOLUTIONS MARKET FAILS TO GROW, OUR BUSINESS WILL FAIL.

     The market for bandwidth management solutions is in an early stage of development and its success is not guaranteed. Therefore, we cannot accurately assess the size of the market, the products needed to address the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to be successful, our potential customers must recognize the value of more sophisticated bandwidth management solutions, decide to invest in the management of their networks and the performance of important business software applications and, in particular, adopt our bandwidth management solutions. The growth of the bandwidth management solutions market also depends upon a number of factors, including the availability of inexpensive bandwidth, especially in international markets, and the growth of wide area networks.

     FUTURE PERFORMANCE WILL DEPEND ON THE INTRODUCTION AND ACCEPTANCE OF NEW PRODUCTS.

     Our future performance will also depend on the successful development, introduction and market acceptance of new and enhanced products that address customer requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. Therefore, to the extent customers defer or cancel orders in the expectation of new product releases, any delay in the development or introduction of new products could cause our operating results to suffer. The inability to achieve and maintain widespread levels of market acceptance for our current and future products may significantly impair our revenue growth.

     IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, WE MAY EXPERIENCE OPERATING INEFFICIENCIES AND HAVE DIFFICULTY MEETING DEMAND FOR OUR PRODUCTS.

     We have rapidly and significantly expanded our operations and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion could place a significant strain on our management, products and support operations, sales and marketing personnel and other resources, which could harm our business.

     In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products requires training. If we are unable to provide training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations.

     We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

     OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND AGAINST CLAIMS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. However, we cannot assure you that the actions we have taken will adequately protect our intellectual property rights or that other parties will not independently develop similar or competing products that do not infringe on our patents. We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology.

     Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. If we are found to infringe the proprietary rights of others, or if we otherwise settle such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights. Any license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical. Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and could have a material adverse effect on our business, financial condition and results of operations.

     OUR DEPENDENCE ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS COULD HARM OUR OPERATING RESULTS.

     If the demand for our products grows, we will need to increase our material purchases, contract manufacturing capacity, and internal test and quality functions. Any disruptions in product flow could limit our revenue, adversely affect our competitive position and reputation, and result in additional costs or cancellation of orders under agreements with our customers.

     We rely on an independent contractor to manufacture our products. We do not have long-term contracts with this manufacturer. Delays in product shipments from contract manufacturers are not unusual. Similar or other problems may arise in the future, such as inferior quality, insufficient quantity of products, or the interruption or discontinuance of operations of the manufacturer, any of which could have a material adverse effect on our business and operating results.

     We do not know whether we will effectively manage our contract manufacturer or that this manufacturer will meet our future requirements for timely delivery of products of sufficient quality and quantity. As we grow, we intend to transition the manufacture of some of our products from one contract manufacturer to another. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or a reduction in the number of contract manufacturers may cause a delay in our ability to fulfill orders and may have a material adverse effect on our business, operating results and financial condition.

     As part of our cost-reduction efforts, we will need to realize lower per unit product costs from our contract manufacturers by means of volume efficiencies and the utilization of manufacturing sites in lower-cost geographies. However, we cannot be certain when or if such price reductions will occur. The failure to obtain such price reductions would adversely affect our gross margins and operating results.

     IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

     Network products frequently contain undetected software or hardware errors when new products or new versions or updates of existing products are first released to the marketplace. In the past, we have experienced such errors in connection with new products and product upgrades. We expect that such errors or component failures will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments. These problems may have a material adverse effect on our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from new product development efforts, delaying the recognition of revenue and causing significant customer relations problems. Further, if our product is not accepted by customers due to defects, and such returns exceed the amount we accrued for defect returns based on our historical experience, our operating results would be adversely affected.

     Our products must successfully interoperate with products from other vendors. As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems would likely have a material adverse effect on our business, operating results and financial condition.

     WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECREASE, WHICH MAY REDUCE OUR GROSS MARGINS OR REVENUES.

     The network equipment industry has traditionally experienced a rapid erosion of average selling prices due to a number of factors, including competitive pricing pressures, promotional pricing, technological progress and a slowdown in the economy that has resulted in excess inventory and lower prices as companies attempt to liquidate this inventory. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, excess inventories, increased sales discounts and new product introductions by us or our competitors. We may experience substantial decreases in future operating results due to the erosion of our average selling prices. Competitive pressures are expected to increase as a result of the industry slowdown that began at the end of 2000, coupled with the slow recovery of the broader economy.

     SOME OF OUR CUSTOMERS MAY NOT HAVE THE RESOURCES TO PAY FOR OUR PRODUCTS AS A RESULT OF THE CURRENT ECONOMIC ENVIRONMENT.

     With the recent economic slowdown, some of our customers are forecasting that their revenue for the foreseeable future will generally be lower than originally anticipated. Some of these customers are experiencing, or are likely to experience, serious cash flow problems and, as a result, find it increasingly difficult to obtain financing, if at all. If some of these customers are not successful in generating sufficient revenue or securing alternate financing arrangements, they may not be able to pay, or may delay payment for, the amounts that they owe us. Furthermore, they may not order as many products from us as forecast, or cancel orders with us entirely. The inability of some of our potential customers to pay us for our products may adversely affect our cash flow, the timing of our revenue recognition and the amount of revenue, which may cause our stock price to decline.

     LEGISLATIVE ACTIONS, HIGHER INSURANCE COSTS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS.

     Recent regulatory changes, including the Sarbanes-Oxley Act of 2002, and future accounting pronouncements and regulatory changes, will have an impact on our future financial position and results of operations. These changes and proposed legislative initiatives are likely to increase our general and administrative costs. In addition, insurance costs, including health, workers' compensation and directors and officers' insurance premiums, have been dramatically increasing and likely to continue to increase in the future as a result of high claims rates over the past year. Further, proposed initiatives could result in changes in accounting rules, including legislative and other proposals to account for employee stock options as an expense. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

     OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND COMPLEX GOVERNMENT REGULATIONS OR ELSE OUR PRODUCTS MAY NOT BE WIDELY ACCEPTED, WHICH MAY PREVENT US FROM GROWING OUR NET REVENUE OR ACHIEVING PROFITABILITY.

     The market for network equipment products is characterized by the need to support industry standards as different standards emerge, evolve and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards. In the past, we have introduced new products that were not compatible with certain technological standards, and in the future we may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. Our products must comply with various United States federal government regulations and standards defined by agencies such as the Federal Communications Commission, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union. If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

     FAILURE TO SUCCESSFULLY EXPAND OUR SALES AND SUPPORT TEAMS OR EDUCATE THEM IN REGARD TO TECHNOLOGIES AND OUR PRODUCT FAMILIES MAY HARM OUR OPERATING RESULTS.

     The sale of our products and services requires a concerted effort that is frequently targeted at several levels within a prospective customer's organization. We may not be able to increase net revenue unless we expand our sales and support teams in order to address all of the customer requirements necessary to sell our products.

     We cannot assure you that we will be able to successfully integrate employees into our company or to educate current and future employees in regard to rapidly evolving technologies and our product families. A failure to do so may hurt our revenue growth and operating results.

     WE MUST CONTINUE TO DEVELOP AND INCREASE THE PRODUCTIVITY OF OUR INDIRECT DISTRIBUTION CHANNELS TO INCREASE NET REVENUE AND IMPROVE OUR OPERATING RESULTS.

     Our distribution strategy focuses primarily on developing and increasing the productivity of our indirect distribution channels through resellers and distributors. If we fail to develop and cultivate relationships with significant resellers, or if these resellers are not successful in their sales efforts, sales of our products may decrease and our operating results could suffer. Many of our resellers also sell products from other vendors that compete with our products. We cannot assure you that we will be able to enter into additional reseller and/or distribution agreements or that we will be able to successfully manage our product sales channels. Our failure to do any of these could limit our ability to grow or sustain revenue. In addition, our operating results will likely fluctuate significantly depending on the timing and amount of orders from our resellers. We cannot assure you that our resellers and/or distributors will continue to market or sell our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.

     OUR HEADQUARTERS ARE LOCATED IN NORTHERN CALIFORNIA WHERE DISASTERS MAY OCCUR THAT COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     Our corporate headquarters are located in Silicon Valley in Northern California. Historically, this region has been vulnerable to natural disasters and other risks, such as earthquakes, which at times have disrupted the local economy and posed physical risks to our and our manufacturers' property.

     In addition, terrorist acts or acts of war targeted at the United States, and specifically Silicon Valley, could cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could have a material adverse effect on our operations and financial results. We currently do not have redundant, multiple site capacity in the event of a natural disaster or catastrophic event. In the event of such an occurrence, our business would suffer.

     ACQUISITIONS  MAY  DISRUPT  OR  OTHERWISE  HAVE  A  NEGATIVE  IMPACT ON OUR
BUSINESS.

     We may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other network control and management technology companies. We do not have any present understanding, nor are we having any discussions relating to any such acquisition or investment. If we buy a company, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. An acquisition could distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing shareholders.

     ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our Board of Directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

     OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our stock will trade at the same levels of other stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

- actual  or  anticipated  fluctuations  in  our  quarterly  operating  results;
- announcements  of  technological  innovations;
- changes  in  financial  estimates  by  securities  analysts;
- conditions  or  trends  in  the  network  control  and  management  industry;
- changes in the market valuations of other such industry related companies; and
- the acceptance of market makers and institutional investors of the Company and our stock.

     In addition our stock is currently traded on the NASD O-T-C Market and it is uncertain that we will be able to successfully apply for listing on the American Stock Exchange or the NASDAQ National Market or SmallCap market in the foreseeable future due to the trading price for our Common Stock, market capitalization, our working capital and revenue history. Failure to list our shares on the American Stock Exchange or the National or SmallCap Markets will impair the liquidity for our common stock.

     SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     To date, we have had a very limited trading volume in our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities. See "Market For Common Equity and Related Stockholder Matters ".

     ADDITIONAL SHARES HELD BY EXISTING STOCKHOLDERS MAY BE SOLD INTO THE PUBLIC MARKET IN THE FUTURE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After completion of this offering, we will have outstanding 23,708,406 shares of common stock, assuming no exercise of outstanding options or warrants other than the conversion of the Special Warrants. The 10,222,928 shares of common stock sold in this offering, which include the shares underlying certain warrants, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 14,304,779 shares of common stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144.

                           FORWARD LOOKING STATEMENTS

     This  prospectus  contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

     - general economic and business conditions, both nationally and in our markets,
     -    our history of losses,
     - our expectations and estimates concerning future financial performance, financing plans and the impact of competition,
     -    our ability to implement our growth strategy,
     -    anticipated trends in our business,
     -    advances in technologies, and
     -    other risk factors set forth under "Risk Factors" in this prospectus.

     In addition, in this prospectus, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the exercise of the Special Warrants and the Warrants. We expect to use the proceeds received from the exercise of the Special Warrants and the Warrants, if any, for general working capital purposes.


             MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "PRNW". Our common stock has been traded on the OTC Bulletin Board since June 24, 2003. Prior to that date, our common stock was not actively traded in the public market. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                             High Bid   Low Bid
First Quarter 2003                                                 N/a       N/a
Second Quarter 2003                                             $ 1.35         0
Third Quarter 2003                                              $ 7.55    $ 1.17
Fourth Quarter 2003                                             $ 7.10    $ 2.60

     As of December 31, 2003, we had approximately 101 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization, as of September 30, 2003:

     -    on  an  actual  basis;
     - on a pro forma basis, to reflect the merger of Zowcom and PNI in October 2003, the sale of 1,086,250 shares of our common stock at $2.00 per share in December 2003 raising net proceeds of $1,880,770, the conversion of an outstanding note payable issued in October 2003 in the amount of $505,918 (principal and interest) into 252,959 shares of common stock in December 2003 and the exercise of warrants to purchase 55,000 shares of common stock in December 2003 for $3,755;
     - on a pro forma as adjusted basis to reflect the exercise of the Special Warrants (1,086,250 shares of common stock at $2.00 per share) in connection with our December 2003 private placement upon the effectiveness of this registration statement resulting in expected net proceeds of $2,021,200.

     This information should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                           As of September 30, 2003
                                                           --------------------------
                                                                                    Pro Forma
                                                        Actual      Pro Forma      As Adjusted
                                                     ------------  -------------  --------------
Stockholders' equity (deficit):
Preferred stock, $0.001 par value,
5,000,000 shares authorized, none
issued and outstanding, actual, pro
forma and pro forma as adjusted                      $         -   $         -    $           -
Common stock, $0.001 par value,
50,000,000 shares authorized, 19,617,947
issued and outstanding, actual; 22,622,156
issued and outstanding, pro forma;
23,708,406 issued and outstanding, pro
forma as adjusted                                         19,618         22,622          23,708
Additional paid-in capital                             3,826,147      6,105,546       8,125,660
Deficit accumulated during the development stage      (3,042,879)    (3,042,879)     (3,042,879)
                                                     ------------   ------------  --------------
Total stockholders' equity                               802,886      3,085,289       5,106,489
                                                     ------------   ------------  --------------
Total capitalization                                 $   802,886   $  3,085,289   $   5,106,489
                                                     ============  =============  ==============

                             SELECTED FINANCIAL DATA

     The following table sets forth selected historical financial data for Procera as of December 31, 2002 and for the period from May 1, 2002 (date of inception) to December 31, 2002, derived from our audited financial statements. The following table also sets forth selected historical financial data as of September 30, 2003, and for the respective nine-month periods ended September 30, 2003 and 2002, derived from unaudited condensed financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. On October 16, 2003, Zowcom acquired Procera. Subsequent to October 16, 2003, substantially all of the business conducted by us consists of the operations of Procera. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                     Period from                                        Period from
                                     May 1, 2002                                        May 1, 2002
                                 (date of inception)        Nine Months Ended       (date of inception)
                                          to                  September 30 ,                 to
                                                       ---------------------------
                                  December 31, 2002       2002           2003        September 30, 2003
                                 ====================  ===========  ==============  ====================
STATEMENTS OF OPERATIONS DATA:

Sales                            $           175,368   $  146,525   $      10,442   $           185,810
Cost of sales                                 89,875       28,240           4,536                94,411
                                 --------------------  -----------  --------------  --------------------
       Gross profit                           85,493      118,285           5,906                91,399
                                 --------------------  -----------  --------------  --------------------


Operating expenses:
  Engineering                                554,545      382,374         558,686             1,113,231
  Sales and marketing                        324,238      204,536         181,231               505,469
  General and administrative                 638,665      473,862         600,085             1,238,750
                                 --------------------  -----------  --------------  --------------------
       Total operating expenses            1,517,448    1,060,772       1,340,002             2,857,450
                                 --------------------  -----------  --------------  --------------------

       Loss from operations               (1,431,955)    (942,487)     (1,334,096)           (2,766,051)

Other income (expense)
  Other income                                11,796       15,000              42                11,838
  Interest expense                           (88,925)     (28,139)       (199,741)             (288,666)
                                 --------------------  -----------  --------------  --------------------

       Net loss                  $        (1,509,084)  $ (955,626)  $  (1,533,795)  $        (3,042,879)
                                 ====================  ===========  ==============  ====================


                                                                      December 31,      September 30,
                                                                          2002              2003
                                                                    --------------  --------------------
BALANCE SHEET DATA:
Cash and cash equivalents                                           $       7,854   $           679,590
Working capital (deficit)                                              (1,557,012)              623,589
Total assets                                                              246,126             1,187,474
Total liabilities                                                       1,746,091               384,588
Shareholders' equity (deficit)                                         (1,499,965)              802,886

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following presents a discussion of the financial condition and results of operations for the Company for the period from May 1, 2002 (date of inception) to December 31, 2002 and for the nine months ended September 30, 2003 and 2002, respectively.

     Financial information of the Company for the year ended December 31, 2002 is the historical financial information of PNI. On October 16, 2003, Zowcom merged with PNI in a reverse acquisition. Subsequent to October 16, 2003, all of the business conducted by the Company consists of the operations of PNI. While Zowcom is considered to be the legal acquirer, for accounting purposes it is treated as the acquired company and upon completion of the transaction, the financial statements of PNI become the financial statements of the Company. Therefore, the discussion that follows relates to the historical financial position and results of operations of PNI.

     You should read this discussion in conjunction with the selected historical financial information and the financial statements and related notes of the Company, included elsewhere in this registration statement.

RESULTS OF OPERATIONS FOR THE PERIOD FROM MAY 1, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2002.

Revenue.

     For the period from our inception on May 1, 2002 through December 31, 2002, our total revenues generated were $175,368. The revenues were generated from selling of our Multi-Layer Switches (MLS-XP) to both OEM and VAR customers, principally in the United States.

Operating  Expenses.

     For the period from our inception on May 1, 2002 through December 31, 2002, our total operating expenses were $1,517,448. The total operating expenses consist of $554,545 for research and development expenses, $324,238 for sales and marketing expenses and $638,665 for general and administrative expenses, which are predominantly salaries of our employees.

Net  Loss.

     For the period from our inception on May 1, 2002 through December 31, 2002, our net loss from operations was $1,509,084. Our net loss was primarily due to large operating and interest expenses being offset by small revenue and gross profit.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002.

Revenue.

     For the nine months ended September 30, 2003, we generated revenues of $10,442, compared to the nine months ended September 30, 2002, where we generated revenues of $146,525. The decrease in revenue in the first nine months of fiscal year 2003 was primarily due to a lack of cash resources for operations between April and June 2003. On March 31, 2003, we terminated 21 of our 23 employees and ceased product development and sales activities. During April and May 2003, our business activities were conducted only by our CEO and CFO. As of June 9, 2003, twelve additional employees were re-hired, including the product development team, and the Company has restarted all of its business operations. For the period from our inception on May 1, 2002 through September 30, 2003, our total revenues generated are $185,810.

Operating  Expenses.

     For the nine months ended September 30, 2003, our total operating expenses were $1,340,002 compared to our operating expenses of $1,060,772 for the nine month period ending September 30, 2002. The increase in total operating expenses for the first nine months of fiscal year 2003 was primarily due to an increase in personnel expenses for research and development and general and administrative, facilities expenses and legal services related to corporate and patent issues.

Net  Losses.

     Our net loss from operations for the nine month period ending September 30, 2003 was $1,533,795, compared to a net loss of $955,626 for the nine month period ending September 30, 2002. The increase in net loss for the first nine months of fiscal year 2003 was due to a decrease in revenue and gross profit and an increase in total operating expenses.

Liquidity and Capital Resources

     For the next 12 months we expect the primary sources of liquidity for us to be funds generated by operations and our cash on hand. To December 31, 2003, we have not been profitable and have experienced negative cash flows from operations. Operations have been primarily financed through the issuance of stock.

     In October 2003, we issued an unsecured convertible promissory note in the amount of $500,000 to an investor. The principal amount of the convertible note payable, together with interest at 8% per annum, is due and payable on April 22, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into common stock at a conversion rate of $2.00 per share. Additionally, we issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share. The warrant is exercisable immediately and expires in October 2006. In December 2003, the outstanding principal amount of the convertible note payable and accrued interest of $5,918 was converted into 252,959 shares of restricted common stock.

     In December 2003, we completed a brokered private placement (the "Placement") of 2,175,000 shares of common stock as described elsewhere in this prospectus. We raised a total of $4,350,000 in the Placement, but have only received $2,175,000 to date. An additional $2,175,000 will be received from certain selling stockholders pursuant to the special warrants, provided that this registration statement is declared effective by the SEC on or before June 6, 2004. Each investor in the Placement completed a subscription agreement, a special warrant agreement and a warrant agreement, forms of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and represented to us that they were accredited investors purchasing the shares for their own account. Investors participating in the Placement received registration rights with respect to the shares issued, and this prospectus is part of the Registration Statement filed in satisfaction of our obligations.

     We estimate that after giving effect to the private placement, the current capital reserves that result will allow us to operate for at least twelve months without relying on incoming revenue or additional financing. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could harm our business, results of operations and financial condition.

                                    BUSINESS

Introduction

     We are the result of a merger and plan of reorganization agreement (the "Merger") between Zowcom and Procera Networks, Inc., a Delaware corporation ("PNI"). On October 16, 2003, PNI merged into Zowcom in a stock-for-stock transaction. In the merger, Zowcom issued 19,617,947 shares of its restricted common stock and warrants and options to purchase 1,650,000 shares of its restricted common stock to the stockholders of PNI in exchange for 100% of PNI's issued and outstanding shares of common stock and warrants. In addition, Zowcom's management, which held 6,000,000 shares of Zowcom's restricted common stock, tendered all of their shares for redemption in exchange for aggregate cash consideration of $88,000, or $0.0147 per share.

     As a result of the Merger, Zowcom continued as the surviving corporation and the stockholders of PNI became stockholders of Zowcom. The stockholders of Zowcom prior to the Merger owned approximately 7.6% of the issued and outstanding shares of Zowcom common stock after the Merger. If all Zowcom warrants acquired pursuant to the Merger were exercised, the stockholders of Zowcom would own approximately 7% of the issued and outstanding shares of Zowcom common stock. The stockholders of PNI prior to the Merger owned approximately 92.4% of the issued and outstanding shares of Zowcom common stock after the Merger. If all Zowcom warrants acquired pursuant to the Merger were exercised, the stockholders of PNI would own approximately 93% of the issued and outstanding shares of Zowcom common stock.

     Pursuant to the Merger, Zowcom assumed PNI's operations and business plan and changed its name to Procera Networks, Inc.

Industry Background

     We operate in the switching and routing industry. This industry includes all software and hardware devices that control how, when and where voice, data and video is transmitted and received. The industry is based upon large, sophisticated communications networks operated by large telecommunications companies. Large, medium and small sized enterprises utilize these communications networks by linking their internal computer and communications networks to these larger telecommunications networks. We sell our products to small, medium and large sized enterprises, OEMs, VARs and system integrators that (i) seek to optimize the speed of their networks; (ii) seek to increase efficiency of their networks and work force; and (iii) reduce the costs and legal liability exposure associated with computer networks by managing the communications entering and leaving the computer networks.

     With the rapid proliferation of information and the explosive growth of the Internet, the need for larger and more sophisticated computer networks has increased dramatically over the past ten years. As the need for larger and more sophisticated computer networks has grown, so has the cost of (i) the hardware and software operating the network; (ii) the software applications used by businesses; and (iii) the routers and switches necessary to manage and direct the incoming and outgoing data, voice and video traffic. Network users are demanding a solution that allows them to make better use of their computer network assets and improve the quality of service ("QoS") for each computer network use as opposed to constantly increasing bandwidth and purchasing larger more expensive switches and routers to manage the increasing volume and complexity of computer network traffic.

     Additionally, in today's work environment a significant amount of computer network usage is unrelated to the business of the employer. Employees play video games, buy and sell stocks, visit gambling websites, view pornography, check their personal e-mail and use their employer's computer network for many other purposes unrelated to their employment or the business of their employer. This can slow down the entire network of the employer.

The  Procera  Networks  Solution

     We are a hardware and software development company that has developed the first hardware-based, scalable, Layer 7 switching and network management system that operates at full wire speed, enabling the full Layer 7 packet processing to be integrated with switching and routing without materially degrading network speed or latency. In short, our products enable the computer network to manage information in a more sophisticated manner thereby increasing employee and computer network efficiency and substantially reducing the costs of network expansion. Our hardware solution presents an affordable opportunity for medium and small sized enterprises to more efficiently manage their networks on an individual, end-user basis in order to: (i) increase efficiency of the computer network, (ii) eliminate legal liability issues stemming from employees' use of company-provided computer network for non-business purposes such as downloading pornography or computer viruses, and (iii) simplify the increasing demands on corporations to comply with new laws regarding data storage and email archiving.

     Historically, computer network managers have relied on Layer 2 and Layer 3 switches to control the network activity based on certain limited protocols. They are only switches for the entire network, however, and do not allow the network manager to control the activity from one end user to the next. Layer 2 and Layer 3 switches force network managers to choose a set of protocols for an entire network, regardless of the individual needs of the end users. For example, the computer network access needs for accounting personnel and the company's fleet mechanics are significantly different. Layer 2 and Layer 3 switches do not allow a company network manager to optimize the use of the company's computer network by prioritizing and customizing access of employees in these two groups.

     While Layer 2 and Layer 3 switches are broadly available and, generally thought of as a commodity, Layer 7 content-based switching and network management is in the early stages of deployment and poses significant technical challenges. We believe that over the next several years, Layer 7 content-based switching and network management will proliferate within private enterprise and public networks in both the wireline and wireless networks. By establishing an early technological lead we may be positioned to capitalize on this anticipated market growth.

     We have developed a proprietary hardware platform that is based largely on standard, off the shelf components (such as PHY, MAC, Switch Fabric, MPU). We believe that this approach is much simpler, more flexible, and costs less than most competing approaches. Most competing approaches are typically based on one or more high density Application Specific Integrated Circuit ("ASIC") devices, which are custom made and have a fixed function that cannot be modified. ASIC devices have 12-18 month design cycles and production cycles and require lengthy redesign to modify platform features and performance. We have developed proprietary software to run on our hardware platform that provides a differentiated Layer 7 switching and network management solution.

     The solution to this problem of efficient network management is the smart routing Layer 7 switch. This device can become an indispensable component of the enterprise or service provider network infrastructure by increasing performance, security, availability and scalability at the software application level. These Layer 7 switches have broad applications in large markets and are projected to proliferate in wireline and wireless uses within private enterprise and public networks.

     Our hardware and software development started in mid-2000 as a part of Milan Technology ("Milan"), an operating division of Digi International, Inc. ("Digi"). In March 2002, Digi completed the sale of its Milan division, opting to spin out the PNI product line into a separate corporation.

     Under the leadership of Douglas Glader, Digi's former Chief Operating Officer, coupled with some initial support from Digi, a core team of 23 individuals left Milan to create PNI. On September 19, 2003, PNI purchased all intellectual property previously owned by Digi. See "BUSINESS - Intellectual Property".

Our  Products

     We have recently brought to market the Procera MLS-XP, our unique non-blocking, Layer 7 switch and network management system. The MLS-XP allows network administrators to control, monitor and secure network traffic with very high levels of speed, specificity, granularity, accuracy and ease. As of December 31, 2003, we have shipped

80 MLS-XP units to a series of customers that have extensively tested and confirmed the performance of the MLS-XP.

     We are currently shipping MLS-XP switches with Layer 7 software for security (content control), quality of service ("QoS") (packet shaping), flow metering and routing. A feature enhancement software release for MLS-XP should be delivered in the first quarter of 2004. A new RDS switch platform is in development for the second quarter of 2004 that will have feature enhancements to address service provider markets.

     Additional  products currently in design include a Network Attached Storage
(NAS) content controller that may be completed by the second quarter of 2004, and a wireless controller with unique security features which is currently scheduled for release in the fourth quarter of 2004.

     If we successfully establish ourselves in our initial target markets of small and mid-size companies, we plan to introduce additional products which target other applications, including a family of next generation chassis-class products that will address higher performance requirements including larger corporate enterprise and metropolitan area network (MAN) content-based switching applications. Building upon the solid foundation of our existing technology and designs, our product additional line is intended to deliver scalability, very high port density, and possibly as much as two times the current market leaders' speed, at the price of current Layer 3 and Layer 4 products, while delivering advanced Layer 7 functionality. We are also designing a variety of form factors and interfaces (such as OC-3/12/48/VC, T1, DSL, 10G Ethernet) that are suitable for the large enterprise and carrier markets, and are tailoring our firmware for a variety of OEM customers and partners.

Applications  of  Our  Technology

     Our technology can be applied to a wide range of data switching and management applications, but we are initially focusing on two applications that we believe offer significant near term revenue opportunity: Network Attached Storage (NAS) and e-mail/message archiving for both wire-line and wireless networks.

     NAS is a rapidly growing market that is both competing with, and complementary to Storage Area Networks (SAN), as businesses, universities, and government agencies strive to store and manage an increasing volume of information. Our technology improves the performance of NAS devices, improves the security of NAS traffic, and lowers the total cost of the NAS solution, making NAS a highly attractive solution compared to expensive and complex SAN installations.

     E-mail and message archiving is a specific storage application that has quickly emerged as a critical need. In addition to conventional e-mail traffic, instant messages (IMs), SMS/MMS cellular text messages, and wireless e-mail, e-mail and message archiving may need to be monitored and properly indexed and archived.

Our technology provides a scalable, high performance e-mail and message archiving solution that can be installed in both wire-line and wireless LANs and WANs, as well as in cellular telephone networks. Furthermore, our technology enables the control, monitoring, and archiving of any message type regardless of source or transport method. Current e-mail archiving solutions are typically limited to standard e-mail traffic passing through a company's e-mail server, and cannot effectively archive other types of messages.

Distribution  Methods

     We currently sell our products directly as well as through distributors and resellers. We plan to pursue OEM agreements and partnerships to deliver our technology to the marketplace. Recognizing the difficulty in attacking large entrenched competitors in the network switch/router market, we will position our products as application-specific network appliances that enhance and extend the capabilities of existing storage, switching and transmission equipment in network installations. We believe we can generate revenue growth and help our OEM partners differentiate their network and storage solutions from competition. We have established relationships with several major OEM's that may provide significant revenue opportunities within the next 6-12 months.

Competition

     The Layer 2 and Layer 3 switching categories already have clearly established brand leaders such as Cisco Systems, Inc., Foundry Networks and Extreme Networks, Inc. The Layer 2-3 switch market is becoming commoditized. The Layer 7 space remains open for new companies with superior products and performance to establish themselves as market leading players.

     Our Layer 7 switch applications are different from other Layer 7 switch applications. Companies like Cisco Systems, Inc., Extreme Networks, Inc., Foundry Networks, Inc., and Alteon (a division of Nortel) provide Layer 7 server load balancing for data centers environments. Server load balancing switches distribute web requests across multiple servers and supply Layer 2-3 switches with some limited Layer 7 capability. Procera's Layer 7 application switches are used for applications such as security (disallowing certain types of traffic), rate limiting, QoS (prioritizing traffic) and surveillance (monitoring and archiving of email, instant messaging). However, no current competitor provides a hardware-based Layer 7 product that performs all of these applications entirely at wire-speed. This distinction may open up a variety of customers and markets to us, such as the NAS controller, message archiving and wireless markets, where the inherent performance limitations and additional overhead of processor-based Layer 7 solutions are unacceptable.

     There are QoS appliance companies who offer non-wire-speed, processor-based, WAN-facing devices that control, prioritize, monitor and report on bandwidth usage. Packeteer, Inc. offers a range of products that sell for significantly more than Procera's products. Packeteer's products typically have 2 or 3 ports that operate between a company's firewall and the local area network to provide quality of service functionality. Our MLS-XP has 26 ports and performs all Layer 7 applications at wire-speed on all ports.

Manufacturing

     We presently outsource the manufacturing of our products to Delta Networks, located in the People's Republic of China. By outsourcing such manufacturing to China, we can take advantage of low labor rates existing in China and keep our own overhead low.

Intellectual  Property

     PNI's development team designed and delivered the industry's first Layer 7 switching and network management product, and in May 2002 filed a patent application with the U.S. Patent and Trademark Office. A second patent application was filed in August 2002. We have filed two patent applications with a total of 101 claims, covering a number of very important ideas and concepts. For example, one of our patents has a claim protecting the starting and stopping of policies and network instructions based upon time including the minute, hour, day, month or year. The patent also contains a claim that protects "packet shaping policies" such as determining which software applications have priority on the computer network and thereby will load and operate faster than others of lesser priority. The patent also protects the process of establishing network policies based upon an analysis of the computer network's traffic and usage. For example, our product can instruct the network to add information, track information, delete information or perform other functions based upon the nature of the particular data entering or leaving the computer network.

     We currently require all employees to sign confidentiality agreements as well as proprietary information and inventions agreements.

Employees

     As of December 31, 2003, we employed 19 people, of which 7 were employed in engineering, 5 in operations, 3 in sales and marketing, and 4 in management and administration. None of our employees are members of a labor union. We believe that relations with our employees are good.

Properties

     Our headquarters are located at 3175 South Winchester Boulevard, Campbell, California, 95008. We have a twelve-month lease through June 30, 2004 and the rent is $5,500 per month. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required.

Legal Proceedings

     None.

                                   MANAGEMENT

Directors, Executive Officers And Key Employees

     The following table sets forth certain information regarding our directors, executive officers and certain key employees as of December 31, 2003:

               Name              Age                    Position
Douglas J. Glader                 60    President, Chief Executive Officer and a
                                        Director
Jay Zerfoss                       69    Chief Financial Officer and Secretary
Greg Dewing                       48    Vice President of Sales
Magnus Hansen                     58    Vice President of Engineering
John McQuade                      57    Director of Operations and Support
Patrick Wong                      41    Director of Product Management and
                                        Marketing
Eric McAfee                       41    Director
Tom Williams                      64    Director


     DOUGLAS J. GLADER has served as our President and Chief Executive Officer and as a member of our Board of Directors since the October 2003 merger. He served as President and Chief Executive Officer of PNI since founding PNI in May 2002. Prior to founding PNI, Mr. Glader served from 1996 to 2002 in key senior executive positions at Digi International, Inc., including Executive Vice President, Chief Operating Officer, Senior Vice President of Worldwide Manufacturing and Operations, and General Manager of Milan Technology, Digi's LAN products division. Mr. Glader has more than 27 years of experience in general management with firms such as Memorex, Measurex Corporation, Altus Corporation and Direct Incorporated, all located in the San Francisco Bay Area. In addition to co-founding Greyhawk Systems, Inc., a manufacturer of electronic imaging hardware and software, Mr. Glader has managed manufacturing operations in Belgium, Ireland, Mexico and the Pacific Rim. Mr. Glader serves on the board of directors of Uromedica, a privately held company in Plymouth, Minnesota.

     JAY ZERFOSS has served as our Chief Financial Officer and Secretary since the October 2003 merger. He served as the Chief Financial Officer and Secretary of PNI from May 2002 to October 2003. Mr. Zerfoss is an accomplished CPA with extensive experience as a Controller, Treasurer, Director of Finance, Vice President of Finance and Administration, and CFO for a variety of organizations. His areas of expertise include start-up high technology manufacturing companies with national and global concerns, rendering board of directors reporting, financial statement preparation, cash management reporting, planning and budgeting, policies and internal controls, attorney, auditor, and banking relationships. Prior to joining PNI, Mr. Zerfoss was Director of Finance at

InnoWave Broadband Inc. from January 1998 until November 2001. From November 2001 until May 2002, Mr. Zerfoss was an independent financial consultant.

     GREG DEWING has served as our Vice President of Sales since the October 2003 merger. He served as Vice President of Sales of PNI from November 2002 to October 2003. Mr. Dewing is a senior sales executive with more than 19 years of experience in OEM, end user and VAR partnerships. Prior to joining PNI, Mr. Dewing was with Network Peripherals Inc. from December 1998 until July 2002, where he led the OEM sales efforts for North America, Europe and Asia Pacific. Mr. Dewing took a sabbatical prior to joining PNI.

     MAGNUS HANSEN has served as our Vice President of Engineering since the October 2003 merger. He served as Vice President of Engineering of PNI from May 2002 to October 2003. Mr. Hansen is a senior executive with extensive experience in software, optical, electrical, and mechanical engineering. His management experience includes more than 27 years leading development and design teams at a variety of organizations in the Silicon Valley area. Prior to joining PNI, Mr. Hansen was Director of Technology at Milan Technology from June 1996 until May 2002.

     JOHN A. MCQUADE has served as our Director of Operations and Support since the October 2003 merger. He served as Director of Operations and Support for PNI from May 2002 to October 2003. Mr. McQuade is a senior executive with 25 years of high-tech operations, quality and technical support experience, including expatriate positions in Asia and Europe. He worked with Digi from November 1992 to May 2002 as the Director of Customer Service and Technical Support in Sunnyvale on the General Manager's staff.

     PATRICK WONG has served as our Director of Product Management and Marketing since the October 2003 merger. He served as Director of Product Management and Marketing of PNI from July 2003 to October 2003. Mr. Wong has over 18 years experience in marketing, business development, IT, engineering and management. His industry experience spans networking, software development, security and optical networking. He worked as the Sales and Marketing Manager at Finisar Corp. from April 1998 until August 2000. From August 2000 until March 2002 he was the Director of Product Marketing at Nexgi Systems Corp.

     ERIC A. MCAFEE has served as a member of our Board of Directors since the October 2003 merger. He served as a Director of PNI from May 2002 to October 2003. Mr. McAfee is a principal at Berg McAfee Companies and Cagan McAfee Capital Partners, two financial advisory firms that assist small companies with finding funding sources. Mr. McAfee is a Silicon Valley venture capitalist with investments in more than 25 Internet, software and telecommunications companies. Mr.

McAfee has co-founded five technology companies, including: NetStream; MindArrow; Global Digital, an Internet software company with 210 newspaper customers; NewMedia; and the predecessor to IQ Biometrix, a provider of security software for 5,000 police departments. Mr. McAfee was selected to serve on the George W. Bush Information Technology National Advisory Board, and is a graduate of the Stanford Graduate School of Business Executive Program.

     TOM WILLIAMS has served as a member of our Board of Directors since the October 2003 merger. He served as a Director of PNI from May 2002 to October 2003. Mr. Williams has 20 years' experience as CFO and General Counsel in start-up and medium- sized venture capital-backed technology companies. Mr. Williams' early years were spent with IBM and Shell Oil Company in engineering and legal positions. In 1971, Mr. Williams joined the management team of Measurex Corp., a process control start-up, responsible for engineering project budgeting and patent matters as the company grew from $4 million to $50 million in revenues. In 1976, Mr. Williams and two partners took over management of Altus Corporation, guided the company through bankruptcy and raised venture capital. From 1984 though 1993, Mr. Williams was CFO and General Counsel for Greyhawk Systems, an innovator in high-resolution electronic imaging, which was sold in 1993. From 1993 to 1997, Mr. Williams was in the private practice of law. In 1997 he was appointed as CFO of IC WORKS, Inc., a venture capital-backed semiconductor company, on an interim basis to guide a financial turnaround. Within six months, the company was brought from near bankruptcy to a cash positive position, which allowed the company to be sold in 1998 for more than $100 million. Since 1999, Mr. Williams has been CFO at Bandwidth9, a company developing tunable lasers for the fiber optics industry. Mr. Williams holds a B.S. degree in electrical engineering, and a law degree from the University of Minnesota and a M.B.A. from the University of California at Berkeley. He is a member of the California, New York (inactive), Federal and Patent bars.

     Our executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with us, until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships between any directors and executive officers.

Board  Committees

     We currently have two committees of our Board of Directors: the Audit Committee and the Compensation Committee.

     The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. There are currently two members of the Compensation Committee, Messrs. McAfee and Williams. Mr. Glader, our Chief Executive Officer, participated in deliberations of the Board of Directors relating to his compensation.

     The Audit Committee reviews, acts on and reports to the Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the monitoring of the rotation of the partners of the independent auditors, the review of our financial statements, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. There are currently two members of the Audit Committee, Messrs. Glader and Williams.

Directors'  Compensation

Directors who are also our employees receive no additional compensation for serving on the Board. We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors. Our Directors who are also employees may participate in other incentive plans described under "Executive Compensation."

Executive Compensation

     The following table sets forth all compensation paid in respect of the individuals who served, during the year ended December 31, 2003, as our Chief Executive Officer and the next five mostly highly compensated executive officers of the (collectively the "NAMED EXECUTIVE OFFICERS") whose total salary and bonus was in excess of $100,000 per annum. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARS or any other compensation paid to executive officers.

-------------------------------------------------------------------------------
Name and principal         Year              Annual compensation
     position                      --------------------------------------------
                                   Salary ($)    Bonus ($)      Other annual
                                                              compensation ($)

(a)                        (b)         (c)          (d)              (e)
-------------------------------------------------------------------------------
Douglas J. Glader, CEO   2003      $   222,203            0                  0
-------------------------------------------------------------------------------
                         2002      $    63,928
-------------------------------------------------------------------------------
Jay Zerfoss, CFO         2003      $    94,746            0                  0
-------------------------------------------------------------------------------
                         2002      $    50,329
-------------------------------------------------------------------------------
Magnus Hansen            2003      $    58,157            0                  0
-------------------------------------------------------------------------------
                         2002      $    29,416
-------------------------------------------------------------------------------
Patrick Wong             2003      $    51,154            0                  0
-------------------------------------------------------------------------------
                         2002      $         0
-------------------------------------------------------------------------------
John McQuade             2003      $    63,735            0                  0
-------------------------------------------------------------------------------
                         2002      $    25,860
-------------------------------------------------------------------------------
Gregory Dewing           2003      $    53,217            0                  0
-------------------------------------------------------------------------------
                         2002      $     2,340
-------------------------------------------------------------------------------
Dan Spaulding, CEO       2003 (2)            0            0                  0
-------------------------------------------------------------------------------
                            2002             0            0   $         200 (3)
-------------------------------------------------------------------------------

(1) Mr. Glader's employment letter, a copy of which is filed as an exhibit to this prospectus, provides that he receive his then current base salary for an additional 18 months in the event that he is terminated without cause. There are no other severance provisions.
(2) Mr. Spaulding resigned from all positions that he held with Zowcom, effective October 17, 2003 pursuant to the merger with PNI.
(3) Mr. Spaulding was issued 200,000 shares of the Company's common stock with a fair market value of $200 for services rendered as a promoter in 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Frank Drechsler was issued 5,000,000 shares of our common stock in July 2002 in exchange for his services as our promoter. The value of the services performed by Mr. Drechsler was approximately $5,000. Marc Seely was issued 800,000 shares of our common stock in July 2002 in exchange for his services as our promoter. The value of the services performed by Mr. Seely was approximately $800. Dan Spaulding was issued 200,000 shares of our common stock in July 2002 in exchange for his services as our promoter. The value of the services performed by Mr. Spaulding was approximately $200.

     Cagan McAfee Capital Partners ("CMCP") received warrants to purchase 2,000,000 shares of common stock for its services as a finder in our December 2003 private placement. Eric McAfee, as an owner of CMCP exercised part of this warrant in August 2003 for 665,000 shares at $0.001 per share.

     Douglas J. Glader and Gregory Dewing have employment letters with the Company discussed elsewhere in this prospectus and included as exhibits hereto.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of December 15, 2003 and as adjusted to reflect the sale of our common stock offered by this prospectus, by
(i) all persons who are known to us to be beneficial owners of five percent or more of the common shares, (ii) each of our Directors, (iii) the Named Executive Officers named in the Executive Compensation section of this prospectus and (iv) all current Directors and executive officers as a group.

Name and Address of          Shares Beneficially   Percent of Class     Percent of Class
Beneficial Owner                    Owned         Beneficially Owned   Beneficially Owned
                                                    Before Offering      After Offering
Douglas Glader (1)              4,271,754 shares   18.9%                18.2%

Gregory Dewing                    450,510 shares   2%                   1.8%

Magnus Hansen                     675,232 shares   3%                   2.7%

Jay Zerfoss                       680,318 shares   3%                   2.7%

John A. McQuade                   656,086 shares   2.9%                 2.7%

Thomas Williams                   100,000 shares   0.4%                 0.4%
46410 Fremont Blvd.
Fremont, CA 94538
Eric McAfee (2) (4)             1,292,940 shares   5.7%                 4.3%
10600 N. De Anza Blvd.,
Suite 250
Cupertino, CA  95014
Patrick Wong (3)                  250,000 shares   1.1%                 1.1%

John Minnis Trust               1,232,959 shares   5.5%                 2.7%
1781 Pinehurst Court
Milpitas, CA  95035

Clyde Berg (4) (5)              1,292,940 shares   5.7%                 4.3%
3175 S. Winchester Blvd.
10600 N. De Anza Blvd.,
Suite 250
Cupertino, CA 95014


                                       35

All officers and directors      8,376,840 shares  37%
as a group (eight persons)

(1) Douglas Glader, who owns 4,148,970 shares of Procera's common stock, is the father of Eric Glader, who owns 122,784 shares of Procera's common stock.
(2) Eric McAfee owns 832,500 shares of Procera's common stock as an individual. Mr. McAfee's children also own 100,00 shares of Procera's common stock.
(3) Patrick Wong has a warrant to purchase 250,000 shares of Procera's common stock at $.075 per share.
(4) Berg McAfee Companies owns 720,880 shares of Procera's common stock and is owned in equal shares by Eric McAfee and Clyde Berg. Therefore, Eric McAfee is the beneficial owner of 50%, or 360,440 of those shares, and Clyde Berg is the beneficial owner of 50%, or 360,440 of those shares.
(5) Clyde Berg is the owner of 932,500 shares of Procera's common stock as an individual.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common shares subject to options or warrants that are currently exercisable or exercisable within 60 days of December 15, 2003 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of Procera Networks, Inc., 3175 South Winchester Boulevard, Campbell, California 95008. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 22,622,156 shares of our common stock outstanding as of December 15, 2003.


                              SELLING STOCKHOLDERS

     We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 10,222,928 shares of our common stock which they have acquired or may acquire through the exercise of the Special Warrants and/or the Warrants. All of the common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

     The following table sets forth information with respect to the shares of common stock beneficially owned by the selling stockholders as of the date of this prospectus, including shares obtainable under warrants exercisable within 60 days of such date. The selling stockholders provided us with the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. Except as described above, no selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common shares or other securities.

-------------------------------------------------------------------------------------------------------------
                                                 Beneficial  Ownership of    Number of   Beneficial Ownership
                                                  Common Shares Prior to   Shares to be   of Common Shares
                                                       the Offering         Sold Under   After the Offering
-------------------------------------------------------------------------     This     ----------------------
Selling Stockholder                              Number of    Percent of   Prospectus
                                                  Shares         Class
                                                                                       Number of  Percent of
                                                                                        Shares       Class
-------------------------------------------------------------------------------------------------------------
Professional Traders Fund, LLC                   375,000 (1)         1.6%    375,000          0          --
-------------------------------------------------------------------------------------------------------------
WEC Partners LLC                                 100,000 (2)          --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
Platinum Partners Value Arbitrage Fund LP        500,000 (3)         2.2%     500,000          0          --
-------------------------------------------------------------------------------------------------------------
Platinum Partners Global Macro Fund              150,000 (4)          --      150,000          0          --
-------------------------------------------------------------------------------------------------------------
Whalehaven Fund Ltd.                             170,000 (5)          --      170,000          0          --
-------------------------------------------------------------------------------------------------------------
Greenwich Growth Fund Ltd.                       200,000 (6)          --      200,000          0          --
-------------------------------------------------------------------------------------------------------------
Castle Creek Technology Partners LLC             500,000 (7)         2.2%     500,000          0          --
-------------------------------------------------------------------------------------------------------------
Capital Ventures International                   500,000 (8)         2.2%     500,000          0          --
-------------------------------------------------------------------------------------------------------------
Gamma Opportunity Capital Partners, Inc.         500,000 (9)         2.2%     500,000          0          --
-------------------------------------------------------------------------------------------------------------
Alpha Capital AG                                500,000 (10)         2.2%     500,000          0          --
-------------------------------------------------------------------------------------------------------------
Stonestreet LP                                  500,000 (11)         2.2%     500,000          0          --
-------------------------------------------------------------------------------------------------------------
OTAPE Investments LLC                           100,000 (12)          --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
First Mirage, Inc.                              250,000 (13)         1.1%     250,000          0          --
-------------------------------------------------------------------------------------------------------------
Douglas J. Glader                              4,271,754(14)        18.9%     148,970  4,122,784        18.2%
-------------------------------------------------------------------------------------------------------------
The Minnis Living Trust DTD 3/05/97               1,232,959          5.5%     616,480    616,479         2.7%
-------------------------------------------------------------------------------------------------------------
Berg McAfee Companies LLC                        720,880(15)         3.2%     310,440    410,440         1.8%
-------------------------------------------------------------------------------------------------------------
Jay R. Zerfoss                                      680,318            3%      80,318    600,000         2.7%
-------------------------------------------------------------------------------------------------------------
Christopher Claudatos                               677,086            3%      77,086    600,000         2.7%
-------------------------------------------------------------------------------------------------------------
Magnus Hansen                                       675,232            3%      75,232    600,000         2.7%
-------------------------------------------------------------------------------------------------------------
John McQuade                                        656,086          2.9%      56,086    600,000         2.7%
-------------------------------------------------------------------------------------------------------------
Lyles Diversified, Inc.                             626,000          2.8%     313,000    313,000         1.4%
-------------------------------------------------------------------------------------------------------------
Gregory Dewing                                      450,510            2%      50,510    400,000         1.8%
-------------------------------------------------------------------------------------------------------------
W.D. Smythe Revocable Trust DTD 5/15/87             262,400          1.2%     131,200    131,200          --
-------------------------------------------------------------------------------------------------------------
Ravinder Pahwa                                      253,658          1.1%      53,658    200,000          --
-------------------------------------------------------------------------------------------------------------
Linden Growth Partners                              284,209          1.3%     284,209          0          --
-------------------------------------------------------------------------------------------------------------
Ravinder Sajwan                                     251,000          1.1%     125,500    125,500          --
-------------------------------------------------------------------------------------------------------------
John O'Shaughnessy                                  245,336          1.1%      45,336    200,000          --
-------------------------------------------------------------------------------------------------------------
Matthew R. Iwasaka                                  300,000          1.3%     200,000    100,000          --
-------------------------------------------------------------------------------------------------------------
Pepper Snyder                                       300,000          1.3%     200,000    100,000          --
-------------------------------------------------------------------------------------------------------------
John A. Sobrato 1979 Revocable Trust                200,000           --      200,000          0          --
-------------------------------------------------------------------------------------------------------------
Kirk Rossman                                        150,000           --      150,000          0          --
-------------------------------------------------------------------------------------------------------------
Bear Stearns Securities Corp., Custodian for
James R. Bernell Roth IRA                           150,000           --      150,000          0          --
-------------------------------------------------------------------------------------------------------------
Heidar Javadi                                       147,276           --       47,276    100,000          --
-------------------------------------------------------------------------------------------------------------
Anthony Le                                          140,814           --       40,814    100,000          --
-------------------------------------------------------------------------------------------------------------
Walter B. and Patricia E. Samuelson Revocable
Trust DTD May 25, 1996                              132,400           --       66,200     66,200          --
-------------------------------------------------------------------------------------------------------------
Christina Jones                                     125,300           --       62,650     62,650          --
-------------------------------------------------------------------------------------------------------------
Keith Andrews                                       124,300           --       24,300    100,000          --
-------------------------------------------------------------------------------------------------------------
Eric Glader                                         122,784           --       32,784     90,000          --
-------------------------------------------------------------------------------------------------------------
Daniel Ching                                        119,876           --       44,876     75,000          --
-------------------------------------------------------------------------------------------------------------


                                       37

-------------------------------------------------------------------------------------------------------------
William Ge                                          119,876           --       44,876     75,000          --
-------------------------------------------------------------------------------------------------------------
Tai Nguyen                                          118,768           --       43,768     75,000          --
-------------------------------------------------------------------------------------------------------------
Sean Hou                                            115,722           --       40,722     75,000          --
-------------------------------------------------------------------------------------------------------------
Pieter Wiersma                                      112,398           --       37,398     75,000          --
-------------------------------------------------------------------------------------------------------------
Nahid Amiri                                         111,568           --       36,568     75,000          --
-------------------------------------------------------------------------------------------------------------
Henry Pham                                          111,568           --       36,568     75,000          --
-------------------------------------------------------------------------------------------------------------
Thanh Pham                                          111,568           --       36,568     75,000          --
-------------------------------------------------------------------------------------------------------------
Nai-Cheng Chao                                      107,414           --       32,414     75,000          --
-------------------------------------------------------------------------------------------------------------
Kenneth A. Ikemiya                                  150,000           --      100,000     50,000          --
-------------------------------------------------------------------------------------------------------------
David J. Scoffone                                   150,000           --      100,000     50,000          --
-------------------------------------------------------------------------------------------------------------
James Svoboda                                       150,000           --      100,000     50,000          --
-------------------------------------------------------------------------------------------------------------
Tom Lenner                                          100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
PJE Investments #2                                  100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
Thomas R. Grimm                                     100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
MLPF&S Custodian FBO Michael L. Peterson
IRA                                                 100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
Gita Iyer                                           100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
Jupiter Partners                                    100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
Bradley Rotter                                      100,000           --      100,000          0          --
-------------------------------------------------------------------------------------------------------------
John Liviakis                                       600,000          2.7%     100,000    500,000         2.2%
-------------------------------------------------------------------------------------------------------------
Elizabeth Rose                                      100,000           --       50,000     50,000          --
-------------------------------------------------------------------------------------------------------------
James Moon                                           84,260           --       34,260     50,000          --
-------------------------------------------------------------------------------------------------------------
Anthony Romano                                       79,620           --       39,810     39,810          --
-------------------------------------------------------------------------------------------------------------
Charles Nelson                                       75,000           --       75,000          0          --
-------------------------------------------------------------------------------------------------------------
George Roberts                                       59,000           --       29,500     29,500          --
-------------------------------------------------------------------------------------------------------------
Albert Kogura                                        75,000           --       50,000     25,000          --
-------------------------------------------------------------------------------------------------------------
Iwasaka 2000 Living Trust                            75,000           --       50,000     25,000          --
-------------------------------------------------------------------------------------------------------------
Patrick DeSilva                                      50,000           --       50,000          0          --
-------------------------------------------------------------------------------------------------------------
Bob L. Arnett & Joan E. Arnett                       50,000           --       50,000          0          --
-------------------------------------------------------------------------------------------------------------
Mark & Giovanna Bernhard                             50,000           --       50,000          0          --
-------------------------------------------------------------------------------------------------------------
Joseph B. Childrey                                   50,000           --       50,000          0          --
-------------------------------------------------------------------------------------------------------------
Edward J. Burke                                      25,000           --       25,000          0          --
-------------------------------------------------------------------------------------------------------------
Philip Economopolous                                 25,000           --       25,000          0          --
-------------------------------------------------------------------------------------------------------------
James A. and Ann-Marie Wolfenbarger                  25,000           --       25,000          0          --
-------------------------------------------------------------------------------------------------------------
Robert W. Ledoux                                     25,000           --       25,000          0          --
-------------------------------------------------------------------------------------------------------------
Karen Hanson                                         10,000           --       10,000          0          --
-------------------------------------------------------------------------------------------------------------
Alan Brudos                                          10,000           --       10,000          0          --
-------------------------------------------------------------------------------------------------------------
Paul J. Coviello                                      6,125           --        6,125          0          --
-------------------------------------------------------------------------------------------------------------
Anthony Giuliani                                     12,000           --        8,000      4,000          --
-------------------------------------------------------------------------------------------------------------
C.K. Cooper & Company                                94,876(16)       --       94,876          0          --
-------------------------------------------------------------------------------------------------------------
Instream Partners                                    87,050(17)       --       87,050          0          --
-------------------------------------------------------------------------------------------------------------
Shai Stern                                           37,500(18)       --       37,500          0          --
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                      10,222,928
-------------------------------------------------------------------------------------------------------------

*Less than one percent.

(1) Shares beneficially owned by Professional Traders Fund, LLC include options and/or warrants to purchase up to 281,250 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(2) Shares beneficially owned by WEC Partners LLC include options and/or warrants to purchase up to 75,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(3) Shares beneficially owned by Platinum Partners Value Arbitrage Fund LP include options and/or warrants to purchase up to 375,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.


                                       38

(4) Shares beneficially owned by Platinum Partners Global Macro Fund include options and/or warrants to purchase up to 112,500 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(5) Shares beneficially owned by Whalehaven Fund Ltd. include options and/or warrants to purchase up to 127,500 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(6) Shares beneficially owned by Greenwich Growth Fund Ltd. include options and/or warrants to purchase up to 150,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(7) Shares beneficially owned by Castle Creek Technology Partners LLC include options and/or warrants to purchase up to 375,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(8) Shares beneficially owned by Opportunity Capital Partners, Inc. include options and/or warrants to purchase up to 375,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(9) Shares beneficially owned by Gamma Opportunity Capital Partners, Inc. include options and/or warrants to purchase up to 375,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(10) Shares beneficially owned by Alpha Capital AG include options and/or warrants to purchase up to 375,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(11) Shares beneficially owned by Stonestreet LP include options and/or warrants to purchase up to 375,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(12) Shares beneficially owned by OTAPE Investments LLC include options and/or warrants to purchase up to 75,000 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(13) Shares beneficially owned by First Mirage, Inc. include options and/or warrants to purchase up to 187,500 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(14) Shares beneficially owned by Douglas J. Glader include the shares owned by his son, Eric Glader, who owns 122,784 shares of Procera's common stock.
(15) Berg McAfee Companies owns 720,880 shares of Procera's common stock and is owned in equal shares by Eric McAfee and Clyde Berg. Therefore, Eric McAfee is the beneficial owner of 50%, or 360,440 of those shares, and Clyde Berg is the beneficial owner of 50%, or 360,440 of those shares.
(16) Shares beneficially owned by C.K. Cooper & Company include options and/or warrants to purchase up to 94,876 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(17) Shares beneficially owned by Instream Partners include options and/or warrants to purchase up to 87,050 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.
(18) Shares beneficially owned by Shai Stern include options and/or warrants to purchase up to 37,500 shares of our common stock which may be exercised in whole or in part within 60 days of December 15, 2003.

     The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling stockholders. We have assumed the sale of all of the shares of common stock offered under this prospectus will be sold. However, as the selling stockholders can offer all, some or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will offer or sell under this prospectus.


                            DESCRIPTION OF SECURITIES

     The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our articles of incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 2003, 22,622,156 shares of our common stock and no shares of our preferred stock were issued and outstanding. This excludes an aggregate of 2,500,000 shares of common stock reserved for issuance upon exercise of stock options and warrants.

Common  Stock

     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

     Each share of common stock is entitled to one vote with respect to the election of any Director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of Directors may elect all of the Directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred  Stock

     We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of Procera, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of Procera.

     No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer  Agent  and  Registrar

     The Transfer Agent and Registrar for our common stock is Pacific Stock Transfer Company in Las Vegas, Nevada.


                              PLAN OF DISTRIBUTION

     We are registering a total of 10,222,928 shares of our common stock that are being offered by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledges, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders. However, some of the shares we are registering will be issued upon the exercise of warrants held by the selling stockholders. Although the selling stockholders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately  negotiated  transactions;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-    a  combination  of  any  such  methods  of  sale;  and

-    any  other  method  permitted  pursuant  to  applicable  law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.


     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     Effective on October 24, 2003, and as a result of the Merger, Lesley, Thomas, Schwarz & Postma, Inc. was dismissed as the principal accountant engaged to audit Zowcom's financial statements. Lesley, Thomas, Schwarz & Postma, Inc. performed the audit of Zowcom's financial statements for the fiscal years ended December 31, 2001 and 2002. During this period and the subsequent interim period prior to their dismissal, there were no disagreements with Lesley, Thomas, Schwarz & Postma, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Lesley, Thomas, Schwarz & Postma, Inc. would have caused them to make reference to this subject matter of the disagreements in connection with their report, nor were there any "reportable events" as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, promulgated under the Securities Exchange Act of 1934, as amended ("Regulation S-B").

     The audit reports of Lesley, Thomas, Schwarz & Postma, Inc. for Zowcom's fiscal years ended December 31, 2001 and 2002 did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

     Zowcom requested Lesley, Thomas, Schwarz & Postma, Inc. to furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above by us. A copy of such letter, dated October 24, 2003, has been filed with the SEC.

     Effective October 24, 2003, we engaged Burr, Pilger & Mayer LLP, whose address is 261 Hamilton Avenue, Suite 203, Palo Alto, California 94301 to audit our financial statements. During our most recent fiscal year and the subsequent period prior to such appointment, we have not consulted the newly engaged accountant regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, nor on any matter that was either the subject of a disagreement or a reportable event.

     Our Board of Directors approved the change in accountants described herein.

                                  LEGAL MATTERS

     The validity of the issuance of the common shares offered hereby has been passed upon for us by Silicon Valley Law Group, San Jose, California.

                                     EXPERTS

     The financial statements as of December 31, 2002 and for the period from May 1, 2002 (date of inception) to December 31, 2002 included in this Prospectus have been so included in reliance on the report of Burr, Pilger & Mayer LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

     Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Web site at http://www.sec.gov, which contains reports, and information statements and other information regarding registrants that file electronically with the SEC.

                              FINANCIAL STATEMENTS

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)



                          Index to Financial Statements

AUDITED FINANCIAL STATEMENTS:

Independent  Auditors'  Report                                                     46

Audited  Financial  Statements:
     Balance  Sheet                                                                47

     Statement  of  Operations                                                     48

     Statement  of  Stockholders'  Deficit                                         49

     Statement  of  Cash  Flows                                                    50

     Notes  to  Financial  Statements                                              51

UNAUDITED CONDENSED FINANCIAL STATEMENTS:

     Unaudited Condensed Balance Sheets as of September 30, 2003 and
     December 31, 2002                                                             63

     Unaudited Condensed Statements of Operations for the Three and
     Nine Months Ended September 30, 2003 and 2002                                 64

     Unaudited Condensed Statements of Cash Flows for the Nine Months
     Ended September 30, 2003 and 2002                                             65

     Notes to Unaudited Condensed Financial Statements                             66

                          INDEPENDENT AUDITORS' REPORT



The  Board  of  Directors
Procera  Networks,  Inc.
Campbell,  California

We have audited the accompanying balance sheet of Procera Networks, Inc. (a development stage enterprise) as of December 31, 2002 and the related statements of operations, stockholders' deficit, and cash flows for the period from May 1, 2002 (date of inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Procera Networks, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the period from May 1, 2002 (date of inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Procera Networks, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred net losses since its inception and has experienced severe liquidity problems. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Burr, Pilger & Mayer LLP
Palo  Alto,  California
September  26,  2003,  except  as  to
Note 12, which is as of October 16, 2003

                                 PROCERA NETWORKS, INC.
                            (a development stage enterprise)

                                      BALANCE SHEET

                                    December 31,2002


                                 ASSETS
Current assets:
  Cash and cash equivalents                                                 $     7,854
  Accounts receivable, net                                                       23,289
  Inventory                                                                     127,995
  Prepaid expenses                                                               29,941
                                                                            ------------
      Total current assets                                                      189,079

Property and equipment, net                                                      57,047
                                                                            ------------

      Total assets                                                          $   246,126
                                                                            ============


                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                          $   142,059
  Accrued liabilities                                                           524,032
  Convertible notes payable                                                   1,080,000
                                                                            ------------
      Total current liabilities                                               1,746,091
                                                                            ------------

Commitments and contingencies (Note 6)

Stockholders' deficit:
  Preferred stock, $0.001 par value; 20,000,000 shares authorized;
    none issued and outstanding at December 31, 2002                                  -
  Common stock, $0.001 par value, 50,000,000 shares authorized; 8,115,000
    shares issued and outstanding at December 31, 2002                            8,115
  Common stock subscriptions                                                      2,204
  Receivable for stock                                                           (1,200)
  Deficit accumulated during the development stage                           (1,509,084)
                                                                            ------------
      Total stockholders' deficit                                            (1,499,965)
                                                                            ------------
      Total liabilities and stockholders' deficit                           $   246,126
                                                                            ============

                     The accompanying notes are an integral
                       part of these financial statements.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)

                             STATEMENT OF OPERATIONS

               for the period from May 1, 2002 (date of inception)
                              to December 31, 2002


Sales                            $   175,368
Cost of sales                         89,875
                                 ------------
      Gross profit                    85,493
                                 ------------


Operating expenses:
  Engineering                        554,545
  Sales and marketing                324,238
  General and administrative         638,665
                                 ------------
      Total operating expenses     1,517,448
                                 ------------

     Loss from operations         (1,431,955)

Other income (expense)
  Other income                        11,796
  Interest expense                   (88,925)
                                 ------------

      Net loss                   $(1,509,084)
                                 ============

                     The accompanying notes are an integral
                       part of these financial statements.

                                                      PROCERA NETWORKS, INC.
                                                 (a development stage enterprise)

                                                STATEMENT OF STOCKHOLDERS' DEFICIT

                             for the period from May 1, 2002 (date of inception) to December 31, 2002


                                                                                                          Deficit
                                                                           Common Stock                 Accumulated
                                                       Common Stock        Subscriptions    Receivable   During the      Total
                                                    ------------------  ------------------     for      Developmental Stockholders'
                                                     Shares    Amount    Shares    Amount     Stock        Stage        Deficit
                                                    ---------  -------  ---------  -------  ----------  ------------  ------------
Issuance of common stock to founders
  at $0.001 per share from May-October 2002         8,115,000  $ 8,115                                                $     8,115

Common stock subscriptions issued in connection
  with advisory agreement at $0.001  per share
  in May 2002                                                           1,200,000    1,200  $(1,200)                            -

Common stock subsriptions issued in connection
  with convertible notes payable at $0.01 and
  $0.001 per share from June-December 2002                                190,360    1,004                                  1,004


Net loss                                                                                                $(1,509,084)   (1,509,084)
                                                    ---------  -------  ---------  -------  ----------  ------------  ------------
BALANCES, DECEMBER 31, 2002                         8,115,000  $ 8,115  1,390,360  $ 2,204    $(1,200)  $(1,509,084)  $(1,499,965)
                                                    =========  =======  =========  =======  ==========  ============  ============

                     The accompanying notes are an integral
                       part of these financial statement.

                              PROCERA NETWORKS, INC.
                         (a development stage enterprise)

                              STATEMENT OF CASH FLOW

                for the period from May 1, 2002 (date of inception)
                               to December 31, 2002


Cash flows from operating activities:
  Net loss                                                            $(1,509,084)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
  Gain on disposal of fixed assets                                        (11,796)
  Common stock subscribtions issued in connection
    with convertible notes payable                                          1,004
  Depreciation                                                              1,197
  Changes in assets and liabilities:
    Increase in accounts receivable                                       (23,289)
    Increase in prepaid expenses                                          (29,941)
    Increase in inventory                                                (127,995)
    Increase in accounts payable                                          142,059
    Increase in accrued liabilities                                       473,235
                                                                      ------------
      Net cash used in operating activities:                           (1,084,610)
                                                                      ------------

Cash flows used in investing activities:
  Purchase of property and equipment                                      (10,651)
  Proceeds from sale of property and equipment                             15,000
                                                                      ------------
      Net cash used in investing activities                                 4,349
                                                                      ------------

Cash flows provided by financing activities:
  Proceeds from issuance of common stock                                    8,115
  Proceeds from convertible notes payable                               1,080,000
                                                                      ------------
      Net cash provided by financing activities                         1,088,115
                                                                      ------------

Net increase in cash and cash equivalents                                   7,854

Cash and cash equivalents, beginning of period                                  -
                                                                      ------------

Cash and cash equivalents, end of period                              $     7,854
                                                                      ============

Supplementary disclosure of non-cash transactions:
  Issuance of common stock subscriptions in connection with advisory
    agreement                                                         $     1,200
                                                                      ============
  Property and equipment acquired with accrued liabilities            $    50,797
                                                                      ============



                     The accompanying notes are an integral
                       part of these financial statements.

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements


1.   FORMATION  AND  BUSINESS  OF  THE  COMPANY

     Procera Networks, Inc. ("Procera" or the "Company") was incorporated in Delaware on May 1, 2002. The Company is a development stage high technology device company engaged in the development and marketing of wire-speed layer 7 network solutions. The MLS layer 7 application switch product family provides wire-speed switching, routing, content control, flow metering (bandwidth limiting), packet shaping (quality of service prioritization), surveillance (monitoring/archiving of emails, instant messaging) for secure delivery of information and applications across wireless and wireline networks. The Company is in the development stage, devoting substantially all of its efforts to product development, raising financing and recruiting personnel. The Company has funded its operations substantially from the proceeds from notes payable.

     In the course of its development activities, the Company has sustained operating losses and expects such losses to continue through the foreseeable future. The Company will finance its operations primarily through its cash and cash equivalents, future financing and future revenues. However, there can be no assurance that such efforts will succeed or that sufficient funds will be available.

     FISCAL  YEAR

     The Company maintains its accounting records on a 52-53 week fiscal year. The fiscal year ends on the last Sunday of December and, as a result, an extra week is added every five or six years. For presentation purposes, the financial statements are shown as ending on December 31 although the fiscal year ended December 29, 2002.

2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     BASIS  OF  PRESENTATION

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, at December 31, 2002, the Company has an accumulated deficit of $1,509,084, negative working capital of $1,557,012 and has sustained an operating cash flow deficiency of $1,084,610 for the period from May 1, 2002 (date of inception) to December 31, 2002. In addition, the Company had insufficient cash at December 31, 2002 to fund its operations for the next fiscal year. The Company's activities have been financed principally through borrowings. The Company will require additional financing to fund ongoing operations. Management is actively pursuing additional equity and debt financing from both institutional and corporate investors. There can be no assurance that any new debt or equity financing could be successfully consummated. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or amounts and classification of liabilities that might result from the outcome of this uncertainty.

     USE  OF  ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain report amounts and disclosures. Accordingly, actual results could differ from those estimates.


                                    Continued
                                       51

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued



2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  continued

     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, prepaid expenses, accounts payable and accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for notes payable, the carrying amount of its debt approximates fair value.

     CONCENTRATION  OF  CREDIT  RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in one financial institution in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any material losses on its deposits of cash and cash equivalents.

     The Company's accounts receivable are derived from revenue earned from customers located in the United States, Australia, and Asia. The Company performs ongoing credit evaluations of certain customers' financial condition and, generally, requires no collateral from its customers. At December 31, 2002, three customers accounted for 50%, 39% and 11% of accounts receivable. For the period from May 1, 2002 (date of inception) to December 31, 2002, two customers accounted for 51% and 13% of revenues.

     CASH  AND  CASH  EQUIVALENTS

     The Company considers all highly liquid investments to mature within three months or less to be cash equivalents.

     ACCOUNTS  RECEIVABLE

     Accounts receivable are stated at net realizable value. Customers are on COD until credit approval. Uncollectible receivables are recorded as bad debt expense when all efforts to collect have been exhausted and recoveries are posted as they are received. No allowance for doubtful accounts exists as all the accounts receivable had been collected subsequent to year end.

     INVENTORY

     Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on the first-in, first-out ("FIFO") method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors. All inventory on hand at December 31, 2002 were finished goods.


                                    Continued
                                       52

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued



2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  continued

     PROPERTY  AND  EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is three years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. Whenever assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is expensed as incurred; significant improvements are capitalized.

     IMPAIRMENT  OF  LONG-LIVED  ASSETS

     The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

     INCOME  TAXES

     Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assts to the amount expected to be realized.

     REVENUE  RECOGNITION

     Revenue is recognized when a purchase order has been received, the product has been shipped, the sales price is fixed and determinable and collection of the resulting receivable is probable.

     RESEARCH  AND  DEVELOPMENT

     Research  and  development  costs  are  charged  to operations as incurred.

     SHIPPING  AND  HANDLING  COSTS

     The Company includes shipping and handling costs associated with inbound and outbound freight in costs of goods sold.


                                    Continued
                                       53

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued



2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  continued

     RECENT  ACCOUNTING  PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires, among other things, that the retirement obligations be recognized when they are incurred and displayed as liabilities on the balance sheet. In addition, the asset's retirement costs are to be capitalized as part of the asset's carrying amount and subsequently allocated to expense over the asset's useful life. The Company believes that the adoption of SFAS 143 will not have a material effect on the financial position or results of operations of the Company.

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which is effective for fiscal years beginning after May 15, 2002. Under SFAS 145, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. SFAS 145 also addresses financial accounting and reporting for capital leases that are modified in such a way as to give rise to a new agreement classified as an operating lease. The Company believes that the adoption of SFAS 145 will not have a material effect on the financial position or results of operations of the Company.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under SFAS 146, a liability is required to be recognized for a cost associated with an exit or disposal activity when the liability is incurred. SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a retirement or disposal activity covered by FASB Statements No. 143 and 144. The Company believes that the adoption of SFAS 146 will not have a material effect on the financial position or results of operations of the Company.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company believes that the adoption of FIN 45 will not have a material impact on the financial position or results of operations of the Company.


                                    Continued
                                       54

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued



2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES,  continued

     RECENT  ACCOUNTING  PRONOUNCEMENTS,  continued

     In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables." EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company believes that the adoption of EITF 00-21 will not have a material impact on the financial position or results of operations of the Company.

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company believes that the adoption of SFAS 148 will not have a material impact on the financial position or results of operations of the Company.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company believes that the adoption of FIN 46 will not have a material impact on the financial position or results of operations of the Company.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance could be accounted for as equity, be classified as liabilities in the statement of financial position. Mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the first fiscal period beginning after December 15, 2003. The Company is currently evaluating the impact, if any, that the adoption of SFAS 150 will have on the financial position or results of operations of the Company.


                                    Continued
                                       55

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued


3.   PROPERTY  AND  EQUIPMENT

          Property  and equipment consist of the following at December 31, 2002:

          Tooling  and  test  equipment                        $   21,447
          Office  equipment                                        33,898
          Computer  equipment                                       2,899
                                                               ----------

               Total  cost                                         58,244

          Less  accumulated  depreciation                          (1,197)
                                                               ----------
                                                               $   57,047
                                                               ==========

     Depreciation expense for the year ended December 31, 2002 was $1,197.

4.   ACCRUED  LIABILITIES

     Accrued liabilities consist of the following at December 31, 2002:

          Payable  to  Digi  International,  Inc  (Note  10)   $  300,000
          Payroll  and  related  expenses                          91,691
          Accrued  interest  and  loan  fees                       87,300
          Professional  fees                                       36,000
          Other                                                     9,041
                                                               ----------
               Total                                           $  524,032
                                                               ==========


5.   CONVERTIBLE  NOTES  PAYABLE

     In May, June, July, September and November 2002, the Company issued $1,080,000 in convertible notes payable to certain investors. The principal amount of the convertible notes payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the notes are convertible, at the option of the holders, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The Company must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holders of the notes are entitled to 2% of the outstanding principal amount of each note per month in shares of the Company's common stock. For example, this provision provides for two shares of common stock to be earned for each $100 of principal outstanding each month. These notes are collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In connection with the convertible notes payable issued in November 2002, the Company granted warrants to purchase common stock (Note 7).

6.   COMMITMENTS  AND  CONTINGENCIES

     The Company leases its principal operating facility under an operating lease that renews monthly, therefore there are no future minimum payments under this lease. Rent expense for the period from May 1, 2002 (date of inception) to December 31, 2002 was $102,000.


                                    Continued
                                       56

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued

7.   STOCKHOLDERS'  EQUITY

     COMMON  STOCK

     During 2002, the Company issued 8,115,000 shares of its common stock to founders and certain employees for cash under stock purchase agreements, some of which contain repurchase provisions. The shares are generally released from repurchase provisions ratably over three years. At December 31, 2002, 5,086,250 shares of common stock are subject to repurchase by the Company.

     COMMON  STOCK  SUBSCRIPTIONS

     In connection with the convertible notes payable (Note 5), the Company agreed to issue 190,360 shares of common stock to the holders of the notes. The Company has recorded the earned shares as a common stock subscription which resulted in a charge to interest expense of $1,004. Additionally, the Company entered into an advisory agreement with a director and agreed to issue 1,200,000 shares of common stock at $0.001 per share.

     WARRANTS

     In November 2002, the Company issued warrants to purchase 50,000 and 20,000 shares of common stock with an exercise price of $0.075 per share, respectively, in connection with the convertible notes payable (Note 5). The warrants are exercisable immediately and expire in November 2007. The fair value of warrants calculated using the Black-Scholes option pricing model was not considered material, and accordingly, no value was ascribed to them for financial reporting purposes.

     In December 2002, the Company issued warrants to purchase 100,000 and 75,000 shares of common stock to two advisory board members with an exercise price of $0.075 per share. The vesting terms are based on completion of service on the advisory board over a two year period, with the initial vesting occurring upon signing of the agreement. The warrants expire in December 2007. Only one of the agreements was signed in 2002. The fair value of warrants calculated using the Black-Scholes option pricing model was not considered material, and accordingly, no value was ascribed to them for financial reporting purposes.

     In December 2002, the Company issued warrants to purchase 400,000 shares of common stock for advisory services with an exercise price of $0.01 per share. The vesting terms are based on completion of advisory services and the attainment of certain milestones relating to OEM customers. The warrants expire in June 2004 unless the advisor has not exercised his vested warrant, and then the advisor shall have an additional three years to exercise the vested warrants. At December 31, 2002, none of the warrants were vested, thus the warrant was not valued.

     At  December  31,  2002,  all  of  the  above  warrants  are  outstanding.

8.   INCOME  TAXES

     As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $1,379,600. The net operating loss will expire at various dates beginning in 2012 through 2022, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.


                                    Continued
                                       57

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)

                    Notes to Financial Statements, Continued



8.   INCOME  TAXES,  continued

     As of December 31, 2002, the Company had deferred tax assets of $522,700 primarily related to the benefits of net operating loss carryforwards of approximately $1,379,600. The net deferred tax asset has been fully offset by a valuation allowance during December 31, 2002 in the amount of $522,700.

9.   RELATED  PARTY  TRANSACTIONS

     In 2002, the Company entered into an advisory agreement with a director of the Company whereby the individual will provide advisory services to the Company. Additionally, the individual holds a convertible note payable in the amount of $150,000, which is included in the convertible notes payable amount of $1,080,000 (Note 5) and has been issued a common stock subscription to purchase 1,200,000 shares of common stock (Note 7).

10.  TRANSACTIONS  WITH  DIGI  INTERNATIONAL,  INC.

     In May 2002, the Company entered into a Purchase and License Agreement with Digi International, Inc. ("Digi") whereby the Company desires to acquire or license all of Digi's tangible and intangible assets, intellectual property and personal property related to the business of layer 2 through layer 7 switches in exchange for issuing shares of the Company's stock, representing 19.9% of the fully diluted capitalization of the Company, to Digi. The Agreement was set to close July 31, 2002 but was amended to close on March 31, 2003. As the Company did not have an equity financing, no shares were issued to Digi. However, the Company did have full use of the related assets and intellectual property.

     In May 2002, the Company entered into a Distribution Agreement with Digi whereby the Company became the exclusive, worldwide distributor of Digi's product, as defined.

     In March 2003, Digi and Douglas J. Glader entered into an Option and License Agreement whereby Digi terminates its Purchase and License Agreement with the Company and grants Douglas J. Glader, the Company's president and chief executive officer, the right to purchase the right, title and interest in the tangible and intangible assets, intellectual property and personal property related to the business which was previously covered by the Purchase Agreement between the Company and Digi for $300,000. The option terminated on September 25, 2003.

     In August 2003, the Company entered into an Assignment and Assumption Agreement with Douglas J. Glader whereby Douglas J. Glader assigns his option to purchase certain tangible property, finished goods inventory, furniture, capital equipment and intellectual property rights from Digi to the Company with the consent of Digi.

     In September 2003, the Company exercised the option and paid Digi $300,000 for the rights, title and interest in the assets described in the Assignment and Assumption Agreement. The $300,000 purchase price included $267,960 of inventory and $32,040 of fixed assets. These assets and the related payable have been reflected in the balance sheet of the Company at December 31, 2002.


                                    Continued
                                       58

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued

11.  SEGMENT  INFORMATION

     The Company operates in one segment, using one measure of profitability to manage its business. Revenues for geographic regions are based upon the customer's location.

     The  period  from  May  1,  2002  (date of inception) to December 31, 2002,
     $150,475 revenue was attributed to the United States, $15,900 was attributed to Australia and $8,993 was attributed to Asia.

     All  of  the  Company's long-lived assets are located in the United States.

12.  SUBSEQUENT  EVENTS

     2003  STOCK  OPTION  PLAN

     In August 2003, the board of directors adopted the 2003 Stock Option Plan (the "Plan"). The Plan provides for the issuance of both incentive stock options and nonqualified stock options. Nonqualified and incentive stock options may be granted to employees, consultants, and directors of the Company. The Plan provides for the grant of incentive and nonqualified stock options to purchase up to 2,500,000 shares of common stock.

     SETTLEMENT  AGREEMENT

     The Company failed to pay its rental obligation to its landlord for January, February and March 2003. On April 2, 2003, the landlord obtained a judgment and order directing an issuance of writ of possession of real property and money judgment. Pursuant to the Settlement Agreement and Mutual Release between the Company and the landlord, the Company delivered a check to the landlord in the amount of $66,225 in full satisfaction of the judgment on July 31, 2003.

     CONVERTIBLE  NOTES  PAYABLE

     In January 2003, the Company issued a convertible note payable in the amount of $25,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The Company must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holder of the note is entitled to 2% of the outstanding principal amount of the note per month in shares of the Company's common stock. The note is collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In April 2003, the Company issued a convertible note payable in the amount of $250,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable on or after March 31, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The note is collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.


                                    Continued
                                       59

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued



12.  SUBSEQUENT  EVENTS,  continued

     CONVERTIBLE  NOTES  PAYABLE,  continued

     In July 2003, the outstanding principal amount of the convertible notes payable of $1,355,000 and accrued interest and loan fees of $258,833 was converted into 3,227,666 shares of common stock using a conversion rate of $0.50 per share. Additionally, the Company issued 361,893 shares of common stock to the note holders in accordance with the agreements.

     In  October  2003,  the  Company issued an unsecured convertible promissory note in the amount of $500,000 to an investor. The principal amount of the convertible note payable, together with interest at 8% per annum is due and payable on April 22, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into common stock at a conversion rate of $2.00 per share. Additionally, the Company issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share. The warrant is exercisable immediately and expires in October 2006.

     TRANSACTIONS  WITH  EMPLOYEES

     Due to the Company's cash position and lack of ability to obtain additional financing, the Company was forced to terminate all of its employees on March 31, 2003. In April 2003, the Company rehired its chief executive officer and its chief financial officer to restart its operations and to continue to search for financing or a possible merger transaction. In April 2003, the Company reached agreement with its former employees and executed Settlement and Release Agreements whereby the former employees gave up their right to their accrued unpaid salary in exchange for common stock of the Company equal to two times their accrued salary with a fair value of $0.01 per share. For example, for each dollar of accrued salary the employee earned, they received 2 shares of common stock with a fair value of $.01 per share. The Company issued 1,120,388 shares of its common stock to former employees for their unpaid accrued salary through March 2003. Beginning in May 2003, the Company began to rehire some of its former employees.

     SOFTWARE  LICENSE  AGREEMENT

     The Company entered into an agreement with LVL7 Systems, Inc. for a non-exclusive, non-transferable license of the LVL7 fastpath software for $145,000 and annual maintenance in the amount of $50,000. The Company has paid $75,000 for the completion of the phase 1 deliverable. Additionally, the Company has paid $60,000 for consulting work done by LVL7 Systems, Inc. Additional fees are to be paid at the completion of phases pursuant to the agreement.

     ADVISORY/CONSULTING  AGREEMENTS

     In May 2003, the Company entered into an advisory agreement with Cagan McAfee Capital Partners, LLC ("CMCP"). The Company will engage CMCP for a period commencing May 1, 2003 and ending December 31, 2004 to assist in a $5 million financing. The Company agreed to sell CMCP 2,000,000 shares of its common stock at $0.001 per share, which was purchased in August 2003 by CMCP. These shares are subject to repurchase by the Company at the purchase price and vest (repurchase right lapses) upon the attainment of certain milestones relating the amount of funding the Company receives. The agreement expires December 31, 2004.


                                    Continued
                                       60

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued


12.  SUBSEQUENT  EVENTS,  continued

     ADVISORY/CONSULTING  AGREEMENTS,  continued

     In June 2003, the Company entered into an advisory agreement with Tom C. Marsella, representing Marsella Financial Group, LLC, to assist in finding investors for a financing. The Company will issue warrants to purchase shares of its common stock equal to 5% of the amount invested by investors referred to the Company by Marsella Financial Group, LLC at an exercise price of $0.075 per share for investments made at the phase I offering price of $0.50 per share and an exercise price of $1.00 per share for investments made at the phase II offering price of $1.00 per share. In June 2003, the Company issued warrants to purchase 10,000 shares of common stock with an exercise price of $0.075 per share. The warrants are exercisable immediately and expire in June 2008. In July 2003, the Company issued warrants to purchase 6,000 shares of common stock with an exercise price of $1.00 per share. The warrants are exercisable immediately and expire in July 2008.

     In June 2003, the Company entered into a consulting agreement with Liviakis Financial Communication, Inc. ("Consultant") whereby the consultant agreed to provide a range of consulting services pursuant to the agreement. As compensation for services to be provided, the Company agreed to issue a warrant to purchase 500,000 shares of common stock at an exercise price of $0.001 per share. The warrant is exercisable immediately upon signing the agreement and will expire in June 2008. The warrant was exercised in June 2003.

     In June 2003, the Company executed an Advisory Agreement with Charles Boucher ("Advisor") to assist in finding investors for a financing. The Company will pay the Advisor $10,000 per month as an advisory fee, which will be accrued until initial funding in an amount of not less that $4 million is received from investors referred to the Company by the Advisor and other parties working with the Advisor. Additionally, the Company issued a warrant to purchase 250,000 shares of common stock at $0.75 per share. The warrant is exercisable immediately and expires in June 2008. The warrant is subject to repurchase by the Company for $100 in the event that the Company does not receive $4 million from investors referred to the Company by the Advisor or other parties working with the Advisor by December 2003.

     In July, the Company engaged Instream Partners LLC ("Instream") to provide general financial advisory services in connection with the Company's proposed transaction to raise approximately $5 million of equity. The Company will pay Instream a non-refundable monthly retainer of $10,000, which will accrue until at least $1 million of financing has been received by the Company. Upon the completion of a financing, the Company will pay Instream a cash fee of 7% of the gross proceeds of all securities sold. Additionally, the Company will issue a warrant to Instream to purchase 10% of the securities sold in the financing. The warrant will have an exercise price equal to the purchase price of the securities sold and expire five years from the date of issuance. Instream will exclude from its compensation any amount paid to Charles Boucher, in either cash or warrants, for services provided by Charles Boucher related to the financing.

     In October 2003, the Company entered into a consulting agreement whereby the consultant agreed to provide a range of consulting services pursuant to the agreement. As compensation for services to be provided, the Company issued a warrant to purchase 6,125 shares of common stock at an exercise price of $2.00 per share. The warrant is exercisable immediately upon signing the agreement and will expire in October 2006.


                                    Continued
                                       61

                             PROCERA NETWORKS, INC.
                        (a development stage enterprise)
                    Notes to Financial Statements, Continued


12.  SUBSEQUENT  EVENTS,  continued

     LEASE

     In June 2003, the Company entered into a six month agreement for the sublease of 3,200 square feet of space for $1.00 per square foot plus $2,300 in monthly common area expenses and a one time deposit of $3,200. Upon expiration, the sublease will renew monthly.

     PRIVATE  PLACEMENTS

     In June 2003, the Company sold 808,000 shares of common stock at $0.50 per share and issued warrants to purchase 404,000 shares of common stock at a purchase price of $0.75 per share. The warrants are exercisable immediately and expire in June 2008.

     In August 2003, the Company sold 1,695,000 shares of common stock at $1.00 per share.

     MERGER  AGREEMENT

     On June 24, 2003, Zowcom, Inc. ("Zowcom"), an inactive publicly-traded company, entered into a definitive agreement with the Company whereby Zowcom agreed to acquire the Company by issuing common stock in exchange for all the outstanding common stock of the Company. On October 15, 2003, the shareholders of Zowcom voted to approve the merger. On October 16, 2003, Zowcom merged with the Company and issued 19,617,947 shares of Zowcom's common stock to the stockholders of the Company in exchange for all of the issued and outstanding shares of the Company's common stock. Additionally, Zowcom assumed all outstanding warrants and options of the Company. After the merger, the separate corporate existence of the Company ceased, and Zowcom continued as the surviving corporation under the name Procera Networks, Inc.

                                  UNAUDITED CONDENSED FINANCIAL STATEMENTS:

                                           PROCERA NETWORKS, INC.
                                      (a development stage enterprise)

                                          CONDENSED BALANCE SHEETS

                               As of September 30, 2003 and December 31, 2002


                                                                             September 30,    December 31,
                                                                                 2003             2002
                                                                            ---------------  --------------
                                                                              (Unaudited)
                                       ASSETS
Current assets:
  Cash and cash equivalents                                                 $      679,590           7,854
  Accounts receivable, net                                                          23,086          23,289
  Inventory                                                                        130,027         127,995
  Prepaid expenses                                                                 175,474          29,941
                                                                            ---------------  --------------
    Total current assets                                                         1,008,177         189,079

Property and equipment, net                                                        128,682          57,047
Other assets                                                                        50,615               -
                                                                            ---------------  --------------

    Total assets                                                            $    1,187,474   $     246,126
                                                                            ===============  ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                                          $      112,179   $     142,059
  Accrued liabilities                                                              244,711         524,032
  Deferred revenue                                                                  27,698               -
  Convertible notes payable                                                              -       1,080,000
                                                                            ---------------  --------------
    Total current liabilities                                                      384,588       1,746,091
                                                                            ---------------  --------------

Commitments and contingencies (Note 6)

Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; 20,000,000 shares authorized;
    none issued and outstanding at September 30, 2003 and December 31, 2002              -               -
  Common stock, $0.001 par value, 50,000,000 shares authorized;
    19,617,947 and  8,115,000 shares issued and outstanding at
    September 30, 2003 and December 31, 2002, respectively                          19,618           8,115
  Additonal paid-in capital                                                      3,826,147               -
  Common stock subscriptions                                                             -           2,204
  Receivable for stock                                                                   -          (1,200)
  Deficit accumulated during the development stage                              (3,042,879)     (1,509,084)
                                                                            ---------------  --------------
    Total stockholders' equity (deficit)                                           802,886      (1,499,965)
                                                                            ---------------  --------------
    Total liabilities and stockholders' equity (deficit)                    $    1,187,474   $     246,126
                                                                            ===============  ==============

                     The accompanying notes are an integral
                  part of these condensed financial statements.

                                        PROCERA NETWORKS, INC.
                                   (a development stage enterprise)

                                  CONDENSED STATEMENTS OF OPERATIONS
                                             (UNAUDITED)

                                    Period from
                                    May 1, 2002       Three Months Ended        Nine Months Ended
                                (date of inception)      September 30,            September 30,
                                          to         ---------------------  -------------------------
                                September 30, 2003      2003       2002         2003         2002
                               --------------------  ----------  ---------  ------------  -----------

Sales                          $           185,810   $   6,399     17,400   $    10,442   $  146,525
Cost of sales                               94,411       4,536      4,047         4,536       28,240
                               --------------------  ----------  ---------  ------------  -----------
    Gross profit                            91,399       1,863     13,353         5,906      118,285
                               --------------------  ----------  ---------  ------------  -----------


Operating expenses:
  Engineering                            1,113,231     342,000    277,046       558,686      382,374
  Sales and marketing                      505,469     110,020    169,864       181,231      204,536
  General and administrative             1,238,750     258,786    274,733       600,085      473,862
                               --------------------  ----------  ---------  ------------  -----------
    Total operating expenses             2,857,450     710,806    721,643     1,340,002    1,060,772
                               --------------------  ----------  ---------  ------------  -----------

    Loss from operations                (2,766,051)   (708,943)  (708,290)   (1,334,096)    (942,487)

Other income (expense)
  Other income                              11,838          42          -            42       15,000
  Interest expense                        (288,666)    (75,473)   (25,099)     (199,741)     (28,139)
                               --------------------  ----------  ---------  ------------  -----------

    Net loss                   $        (3,042,879)  $(784,374)  (733,389)  $(1,533,795)  $ (955,626)
                               ====================  ==========  =========  ============  ===========

                     The accompanying notes are an integral
                  part of these condensed financial statements.

                                                     PROCERA NETWORKS, INC.
                                                (a development stage enterprise)

                                               CONDENSED STATEMENTS OF CASH FLOWS
                                                          (UNAUDITED)

                                                                                       Period from
                                                                                       May 1, 2002           Nine Months Ended
                                                                                   (date of inception)         September 30,
                                                                                            to           ------------------------
                                                                                   September 30, 2003       2003        2,002
                                                                                   --------------------  ------------  ----------
Cash flows from operating activities:
  Net loss                                                                         $        (3,042,879)  $(1,533,795)  $(955,626)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
  Gain on disposal of fixed assets                                                             (11,796)            -           -
  Common stock subscribtions issued in connection
    with convertible notes payable                                                              29,277        28,273         416
  Depreciation                                                                                   7,653         6,456         399
  Stock based compensation                                                                      33,719        33,719           -
  Noncash expense associated with warrants issued to consultants                                60,075        60,075           -
  Issuance of common stock for services rendered                                                20,000        20,000           -
  Issuance of common stock to former employees for conversion of unpaid salary                  11,204        11,204           -
  Accrued interest and loan fees on converrtible notes payable                                 258,833       171,533      27,723
  Changes in assets and liabilities:
    Accounts receivable                                                                        (23,086)          203     (29,787)
    Prepaid expenses                                                                          (175,474)     (145,533)    (30,795)
    Inventory                                                                                 (130,027)       (2,032)    (13,869)
    Other assets                                                                               (50,615)      (50,615)          -
    Accounts payable                                                                           112,179       (29,880)    156,183
    Accrued liabilities                                                                        193,914      (192,021)    129,715
    Deferred revenue                                                                            27,698        27,698           -
                                                                                   --------------------  ------------  ----------
      Net cash used in operating activities:                                                (2,679,325)   (1,594,715)   (715,641)
                                                                                   --------------------  ------------  ----------

Cash flows used in investing activities:
  Purchase of property and equipment                                                           (88,742)      (78,091)     (6,207)
  Proceeds from sale of property and equipment                                                  15,000             -           -
                                                                                   --------------------  ------------  ----------
      Net cash used in investing activities                                                    (73,742)      (78,091)     (6,207)
                                                                                   --------------------  ------------  ----------

Cash flows provided by financing activities:
  Proceeds from issuance of common stock                                                        11,865         3,750       4,045
  Proceeds from convertible notes payable                                                    1,355,000       275,000     730,000
  Proceeds from private placements                                                           2,065,292     2,065,292           -
  Proceeds from exercise of warrant                                                                500           500           -
                                                                                   --------------------  ------------  ----------
      Net cash provided by financing activities                                              3,432,657     2,344,542     734,045
                                                                                   --------------------  ------------  ----------

Net increase in cash and cash equivalents                                                      679,590       671,736      12,197

Cash and cash equivalents, beginning of period                                                       -         7,854           -
                                                                                   --------------------  ------------  ----------

Cash and cash equivalents, end of period                                           $           679,590   $   679,590   $  12,197
                                                                                   ====================  ============  ==========

Supplementary disclosure of non-cash transactions:
  Issuance of common stock subscription in exchang for a receivable in connection
    with an advisory agreement                                                     $             1,200   $         -   $       -
                                                                                   ====================  ============  ==========
  Issuance of common stock pursuant to common stock subscriptions                  $            30,477   $    30,477   $       -
                                                                                   ====================  ============  ==========
  Property and equipment acquired with accrued liabilities                         $            50,797   $         -   $       -
                                                                                   ====================  ============  ==========
  Issuance of common stock upon conversion of notes payable                        $         1,355,000   $ 1,355,000   $       -
                                                                                   ====================  ============  ==========
  Conversion of accrued interest and loan fees on convertible notes payable into
    common stock                                                                   $           258,833   $   258,833   $       -
                                                                                   ====================  ============  ==========

                     The accompanying notes are an integral
                  part of these condensed financial statements.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

     1.     BASIS  OF  PRESENTATION

     The accompanying unaudited condensed financial statements of Procera Networks, Inc. (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions of Regulation S-B Item 310(b) and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the accompanying unaudited interim condensed financial statements have been prepared on the same basis as the audited annual financial statements, and include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair representation of the interim periods presented. Operating results for the three and nine month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other interim period or the full fiscal year ending December 31, 2003. The unaudited condensed financial statements should be read in conjunction with the audited annual financial statements and footnotes thereto.

     The Company maintains its accounting records on a 52-53 week fiscal year with the reporting period ending on the Sunday closest to the calendar month end. The third quarters of 2003 and 2002 ended September 28, 2003 and September 29, 2002, respectively. For convenience, the accompanying financial statements have been shown as ending on the last day of the calendar month.

     The Company is in the development stage as of September 30, 2003. Successful completion of the Company's development program and, ultimately the attainment of profitable operations is dependent on future events, including maintaining adequate financing to fulfill its development activities, and achieving a level of sales adequate to support the Company's cost structure.

     The Company has experienced net losses since its inception and had an accumulated deficit of $3,042,879 at September 30, 2003. Such losses are attributable to cash and non-cash expenses resulting from costs incurred in the development of the Company's services and infrastructure. The Company expects operating losses to continue for the foreseeable future as it continues to develop and promote its services. The Company will require additional funding and may sell additional shares of its common stock or preferred stock through private placement or further public offerings. There can be no assurance that the Company will be able to obtain additional debt or equity financing, if and when needed, on terms acceptable to the Company. Any additional equity or debt financing may involve substantial dilution to the Company's stockholders, restrictive covenants or high interest costs. The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on the Company's business, operating results and financial condition. The Company's long-term liquidity also depends upon its ability to increase revenues from the sale of its products and achieve profitability. The failure to achieve these goals could have a material adverse effect on the operating results and financial condition of the Company.

     2.     STOCK  BASED  COMPENSATION

     The Company accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure - an Amendment of FASB Statement No. 123." The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair market recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                            THREE MONTHS ENDED       NINE MONTHS ENDED
                              SEPTEMBER  30,           SEPTEMBER  30,
                          ----------------------  ------------------------
                             2003        2002         2003         2002
                          ----------  ----------  ------------  ----------
Net loss as reported      $(784,374)  $(733,389)  $(1,533,795)  $(955,626)
Add: Stock-based
employee
compensation expense
included in reported
net loss, net of related
tax effects                  33,719      ------        33,719      ------
Deduct: Total stock-
based employee
compensation expense
determined under fair
value based method for
all awards, net of
related tax effects         (33,719)    -------       (33,719)     ------
                          ----------  ----------  ------------  ----------
Pro forma net loss        $(784,374)  $(733,389)  $(1,533,795)  $(955,626)
                          ==========  ==========  ============  ==========

     3.     INVENTORIES

     At September 30, 2003 and December 31, 2002 all inventory on hand were finished goods.


     4.     CONVERTIBLE  NOTES  PAYABLE

     In January 2003, the Company issued a convertible note payable in the amount of $25,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable upon demand by the holders of the note on or after March 31, 2003. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The Company must also pay a monthly fee of 1.5% of the outstanding principal amount of the note. Additionally, the holder of the note is entitled to 2% of the outstanding principal amount of the note per month in shares of the Company's common stock. The note is collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In April 2003, the Company issued a convertible note payable in the amount of $250,000 to an investor. The principal amount of the convertible note payable, together with interest at 0.5% per month is due and payable on or after March 31, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into Series B preferred stock at the purchase price paid for the Series B preferred stock at the first closing. The note is collateralized by a senior security interest in all of the assets of the Company, held pro rata with the other outstanding senior secured creditors and solely subordinate to senior bank financing or senior secured financing from a corporate strategic partner of the Company.

     In July 2003, the outstanding principal amount of the convertible notes payable of $1,355,000 and accrued interest and loan fees of $258,833 was converted into 3,227,666 shares of common stock using a conversion rate of $0.50 per share. Additionally, the Company issued 361,893 shares of common stock to the note holders in accordance with the agreements valued at $29,277.

     5.     COMMITMENTS  AND  CONTINGENCIES

     In June 2003, the Company entered into a six month agreement for the sublease of 3,200 square feet of space for $1.00 per square foot plus $2,300 in monthly common area expenses and a one time deposit of $3,200. Upon expiration, the sublease will renew monthly.

     The Company failed to pay its rental obligation to its landlord for January, February and March 2003. On April 2, 2003, the landlord obtained a judgment and order directing an issuance of writ of possession of real property and money judgment. Pursuant to the Settlement Agreement and Mutual Release between the Company and the landlord, the Company delivered a check to the landlord in the amount of $66,225 in full satisfaction of the judgment on July 31, 2003.

     6.     TRANSACTIONS  WITH  EMPLOYEES

     Due to the Company's cash position and lack of ability to obtain additional financing, the Company was forced to terminate all of its employees on March 31, 2003. In April 2003, the Company rehired its chief executive officer and its chief financial officer to restart its operations and to continue to search for financing or a possible merger transaction. In April 2003, the Company reached agreement with its former employees and executed Settlement and Release Agreements whereby the former employees gave up their right to their accrued unpaid salary in exchange for common stock of the Company equal to two times their accrued salary with a fair value of $0.01 per share. For example, for each dollar of accrued salary the employee earned, they received 2 shares of common stock with a fair value of $0.01 per share. The Company issued 1,120,388 shares of its common stock to former employees for their unpaid accrued salary through March 2003. Beginning in May 2003, the Company began to rehire some of its former employees.

     7.     PRIVATE  PLACEMENTS

     In June 2003, the Company sold 808,000 shares of common stock at $0.50 per share and issued warrants to purchase 404,000 shares of common stock at a purchase price of $0.75 per share resulting in gross proceeds of $404,000. The warrants are exercisable immediately and expire in June 2008.

     In August 2003, the Company sold 1,695,000 shares of common stock at $1.00 per share resulting in gross proceeds of $1,695,000.

     8.     2003  STOCK  OPTION  PLAN

     In August 2003, the board of directors adopted the 2003 Stock Option Plan (the "Plan"). The Plan provides for the issuance of both incentive stock options and nonqualified stock options. Nonqualified and incentive stock options may be granted to employees, consultants, and directors of the Company. The Plan provides for the grant of incentive and nonqualified stock options to purchase up to 2,500,000 shares of common stock. During the nine months ended September 30, 2003, the Company did not grant any stock options under the Plan.

     9.     ADVISORY/CONSULTING  AGREEMENTS

     In May 2003, the Company entered into an advisory agreement with Cagan McAfee Capital Partners, LLC ("CMCP"). The Company will engage CMCP for a period commencing May 1, 2003 and ending December 31, 2004 to assist in a $5 million financing. The Company agreed to sell CMCP 2,000,000 shares of its common stock at $0.001 per share, which was purchased in August 2003 by CMCP. These shares are subject to repurchase by the Company at the purchase price and vest (repurchase right lapses) upon the attainment of certain milestones relating the amount of funding the Company receives. The agreement expires
December  31,  2004.

     In June 2003, the Company entered into an advisory agreement with Tom C. Marsella, representing Marsella Financial Group, LLC, to assist in finding investors for a financing. The Company will issue warrants to purchase shares of its common stock equal to 5% of the amount invested by investors referred to the Company by Marsella Financial Group, LLC at an exercise price of $0.075 per share for investments made at the phase I offering price of $0.50 per share and an exercise price of $1.00 per share for investments made at the phase II offering price of $1.00 per share. In June 2003, the Company issued warrants to purchase 10,000 shares of common stock with an exercise price of $0.075 per share. The warrants are exercisable immediately and expire in June 2008. In July 2003, the Company issued warrants to purchase 6,000 shares of common stock with an exercise price of $1.00 per share. The warrants are exercisable immediately and expire in July 2008.

     In June 2003, the Company entered into a consulting agreement with Liviakis Financial Communication, Inc. ("Consultant") whereby the consultant agreed to provide a range of consulting services pursuant to the agreement. As compensation for services to be provided, the Company agreed to issue a warrant to purchase 500,000 shares of common stock at an exercise price of $0.001 per share. The warrant is exercisable immediately upon signing the agreement and
will  expire  in  June  2008.   The  warrant  was  exercised  in  June  2003.

     In June 2003, the Company executed an Advisory Agreement with Charles Boucher ("Advisor") to assist in finding investors for a financing. The Company will pay the Advisor $10,000 per month as an advisory fee, which will be accrued until initial funding in an amount of not less that $4 million is received from investors referred to the Company by the Advisor and other parties working with the Advisor. Additionally, the Company issued a warrant to purchase 250,000 shares of common stock at $0.75 per share. The warrant is exercisable immediately and expires in June 2008. The warrant is subject to repurchase by the Company for $100 in the event that the Company does not receive $4 million from investors referred to the Company by the Advisor or other parties working with the Advisor by December 2003.

     In July 2003, the Company engaged Instream Partners LLC ("Instream") to provide general financial advisory services in connection with the Company's proposed transaction to raise approximately $5 million of equity. The Company will pay Instream a non-refundable monthly retainer of $10,000, which will accrue until at least $1 million of financing has been received by the Company. Upon the completion of a financing, the Company will pay Instream a cash fee of 7% of the gross proceeds of all securities sold. Additionally, the Company will issue a warrant to Instream to purchase 10% of the securities sold in the financing. The warrant will have an exercise price equal to the purchase price of the securities sold and expire five years from the date of issuance. Instream will exclude from its compensation any amount paid to Charles Boucher, in either cash or warrants, for services provided by Charles Boucher related to the financing.

     10.     MERGER  AGREEMENT

     On June 24, 2003, Zowcom, Inc. ("Zowcom"), an inactive publicly-traded company, entered into a definitive agreement with the Company whereby Zowcom agreed to acquire the Company by issuing common stock in exchange for all the outstanding common stock of the Company. On October 15, 2003, the shareholders of Zowcom voted to approve the merger. On October 16, 2003, Zowcom merged with the Company and issued 19,617,947 shares of Zowcom's common stock to the stockholders of the Company in exchange for all of the issued and outstanding shares of the Company's common stock. Additionally, Zowcom assumed all outstanding warrants and options of the Company. After the merger, the separate corporate existence of the Company ceased, and Zowcom continued as the surviving corporation under the name Procera Networks, Inc.

     11.     RECENT  ACCOUNTING  PRONOUNCEMENTS

     In January 2003, the Financial Accountings Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the


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
entity to finance its activities without additional subordinated financial support from other parties. During October 2003, the FASB issued FASB Staff Position 46-6 which is effective for financial statements issued after October 9, 2003, and provides a broad deferral of the latest date by which all entities must apply FIN 46 to certain variable interest entities, to the first reporting period ending after December 15, 2003. The Company believes that the adoption of FIN 46 will not have a material impact on the financial position or results of operations of the Company.

     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 requires that certain financial instruments, which under previous guidance could be accounted for as equity, be classified as liabilities in the statement of financial position. Mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the first fiscal period beginning after June 15, 2003. The Company adopted SFAS 150 on July 1, 2003 with no impact to its financial position or results of operations.


     12.     SUBSEQUENT  EVENTS

     In  October  2003,  the  Company issued an unsecured convertible promissory note in the amount of $500,000 to an investor. The principal amount of the convertible note payable, together with interest at 8% per annum is due and payable on April 22, 2004. The outstanding principal and accrued interest of the note is convertible, at the option of the holder, into common stock at a conversion rate of $2.00 per share. Additionally, the Company issued warrants to purchase 31,250 shares of common stock with an exercise price of $2.00 per share. The warrant is exercisable immediately and expires in October 2006. In December 2003, the outstanding principal amount of the convertible note payable and accrued interest of $5,918 was converted into 252,959 shares of restricted common stock.

     In October 2003, the Company entered into a consulting agreement whereby the consultant agreed to provide a range of consulting services pursuant to the agreement. As compensation for services to be provided, the Company issued a warrant to purchase 6,125 shares of common stock at an exercise price of $2.00 per share. The warrant is exercisable immediately upon signing the agreement and will expire in October 2006.

     In December 2003, the Company completed an offering of 2,172,500 shares of common stock at a price of $2.00 per share. The Company received proceeds of $2,172,500 for the issuance of 1,086,250 shares of common stock and warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share. The investors have agreed to purchase the remaining 1,086,250 shares of common stock upon the effectiveness of a registration statement covering the common stock in this offering and will receive additional warrants to purchase 1,086,250 shares of common stock with an exercise price of $2.00 per share. The Company anticipates issuance costs to total $445,000 for the sale of all 2,172,500 shares of common stock. In connection with the offering, the Company will issue warrants to purchase 219,426 shares of common stock with an exercise price of $2.00 per share to the placement agents.

                         [BACK COVER PAGE OF PROSPECTUS]


                             PROCERA NETWORKS, INC.




                              10,222,928 Shares of
                                  Common Stock




================================================================================
                                   PROSPECTUS
================================================================================


                                 _________, 2004


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
PART II


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Seventh of our Articles of Incorporation provides, among other things, that our Directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

- for any breach of such Director's duty of loyalty to us or our stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or

- for any transaction from which such Director derived any improper personal benefit.

     Accordingly, our Directors may have no liability to our stockholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our stockholders.

     Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee                                   $  2,513
Accounting Fees and Expenses                           $ 20,000
Legal Fees and Expenses                                $ 20,000
Miscellaneous                                          $  2,437
                                                       --------
Total                                                  $ 45,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     From July 1, 2001 (date of Inception of Zowcom Inc.) to the date of the prospectus, we have sold the following unregistered securities


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
     On July 11, 2001, we issued 800,000 shares of our common stock to Marc Seely, our former secretary, treasurer, and one of our directors in exchange for his services as our promoter. The value of the services performed by Mr. Seely was approximately $800. We also issued 200,000 shares of our common stock to Dan Spaulding, our president and one of our directors in exchange for his services as our promoter. The value of the services performed by Mr. Spaulding was approximately $200. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, these individuals had sufficient access to material information about us because they were our officers and directors. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act. The shares were issued in exchange for founders services provided to us in relation to formulating our business plan and other activities related to our incorporation.

     In December 2001, we issued 1,610,000 shares of our common stock for $0.05 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated pursuant to the Securities Act. The offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The proceeds were $80,500. Of the 32 purchasers, 8 were non-accredited investors who were sophisticated with no purchaser representative. We believe that each purchaser who was not an accredited investor has such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of the prospective investment. Each investor was provided with a private placement memorandum that provided sufficient information about the company to allow the investors to make informed investment decisions. We located all of our investors through personal and business associates of our current officers and directors.

     In November 2003, we completed a $500,000 loan with Linden Growth Capital in the form of a convertible promissory note. The entire principal and accrued interest was converted to shares of our common stock at a conversion price of $2.00 per share. Linden Growth Capital executed a subscription agreement, the form of which is attached as an exhibit to this registration statement, and represented to us that it is an accredited investor purchasing the shares for its own account.

     In December 2003, we completed a brokered private placement (the "Placement") of 2,175,000 shares of common stock as described elsewhere in this registration statement. We raised an aggregate of $4,350,000 in gross proceeds in the Placement. Each investor in the Placement completed a subscription agreement, a form of which is filed as an exhibit to this registration statement, and represented to us that they were accredited investors purchasing the shares for their own account. Investors participating in the Placement received registration rights with respect to the shares issued, and this registration statement is filed in satisfaction of our obligations.

ITEM 27.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit No.  Exhibit Name
-----------  -------------------------------------------------------------------
2.1          Agreement and Plan of Merger included in our Preliminary Proxy
             Statement on Schedule 14A filed on August 25, 2003 and incorporated herein by reference.
-----------  -------------------------------------------------------------------
3.1          Articles of Incorporation included as Exhibit 3.1 to our form SB-2 filed on February 11, 2002 and incorporated herein by reference.
-----------  -------------------------------------------------------------------
3.2          Bylaws included as Exhibit 3.2 to our form SB-2 filed on February
             11, 2002 and incorporated herein by reference.
-----------  -------------------------------------------------------------------
4.1          Form of Subscription Agreement
-----------  -------------------------------------------------------------------
4.2          Form of Special Warrant Agreement
-----------  -------------------------------------------------------------------
4.3          Registration Rights Agreement
-----------  -------------------------------------------------------------------
4.4          Form of Warrant Agreement
-----------  -------------------------------------------------------------------
5.1*         Opinion regarding legality
-----------  -------------------------------------------------------------------
10.1         2003 Stock Option Plan
-----------  -------------------------------------------------------------------
10.2         Sublease Agreement
-----------  -------------------------------------------------------------------
10.3         Employee Offer Letter for D. Glader
-----------  -------------------------------------------------------------------
10.4         Employee Offer Letter for G. Dewing
-----------  -------------------------------------------------------------------
23.1*        Consent of Silicon Valley Law Group (Included in Exhibit 5.1)
-----------  -------------------------------------------------------------------
23.2         Consent of Burr, Pilger & Mayer, LLP
-----------  -------------------------------------------------------------------
24.1         Power of Attorney (on page 78)
-----------  -------------------------------------------------------------------

* To be filed by amendment.

(B)  FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules have been omitted because the information is included in the Financial Statements or Notes thereto.


ITEM  28.  UNDERTAKINGS


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
     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (4) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

               (i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on January 8, 2004.

                                         PROCERA NETWORKS, INC.

                                         By:   /s/  Douglas J. Glader
                                           -------------------------------
                                                  Douglas J. Glader

                                POWER OF ATTORNEY

     We the undersigned officers and directors of Procera Networks, Inc., hereby severally constitute and appoint Douglas J. Glader and Jay Zerfoss, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                 TITLE                       DATE
---------                 -----                       ----

/s/ Douglas J. Glader     President and               January 8, 2004
---------------------     Chief Executive Officer
Douglas J. Glader         and a Director


/s/ Jay Zerfoss           Chief Financial Officer     January 8, 2004
---------------------
Jay Zerfoss


/s/ Eric McAfee           Director                    January 8, 2004
---------------------
Eric McAfee


/s/ Thomas Williams       Director                    January 8, 2004
---------------------
Thomas Williams


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